Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LANDSEA HOMES CORPORATION,

LANDSEA HOMES US CORPORATION,

Mercedes Premier Homes, LLC and

THE SELLERS

Dated as of April 27, 2021

ARTICLE 1 PURCHASE AND SALE OF THE INTERESTS; CLOSING		2
1.1	Closing	2
1.2	Purchase and Sale of the Interests	2
1.3	Payments at Closing	2
1.4	Purchase Price Adjustment	2
1.5	Deposit	4
1.6	Withholding	5
1.7	Indemnification Escrow	6

ARTICLE 2 REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS
2.1	Power and Authorization; Enforceability	6
2.2	No Violation or Conflict; Consents	6
2.3	Ownership	7
2.4	Legal Proceedings; Judgments	7
2.5	Brokers	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
3.1	Organization and Good Standing	8
3.2	Power and Authorization; Enforceability	8
3.3	No Violation or Conflict; Consents	8
3.4	Capitalization and Related Matters	9
3.5	Subsidiaries; Investments	10
3.6	Compliance with Laws	11
3.7	Litigation	12
3.8	Financial Statements	12
3.9	Liabilities	13
3.10	Absence of Certain Changes and Events	14
3.11	Real Property	15
3.12	Material Contracts	18
3.13	Insurance; Warranty Coverage	20
3.14	Permits; Intellectual Property	21
3.15	Employees	22

3.16	Employee Benefits	23
3.17	Environmental Matters	26
3.18	Tax Matters	27
3.19	Related Party Transactions	30
3.20	Brokers	30

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		31
4.1	Organization and Good Standing	31
4.2	Power and Authorization; Enforceability	31
4.3	No Violation or Conflict	31
4.4	Brokers	32
4.5	Investment	32
4.6	Available Funds	32
4.7	No Other Representations or Warranties	32

ARTICLE 5 CERTAIN COVENANTS OF THE PARTIES		32
5.1	Efforts	32
5.2	Conduct of the Business by Sellers and the Company	33
5.3	Access to Information	36
5.4	Public Announcements	37
5.5	Tax Matters	37
5.6	Exclusivity	40
5.7	Cooperation with Purchaser’s Auditors and SEC Filing Requirements	41
5.8	Company Indebtedness	41
5.9	Non-Compete / Non-Solicitation	43
5.10	Regulatory Matters	44
5.11	Cooperation with Title Insurance	44
5.12	Further Actions	44

ARTICLE 6 CLOSING CONDITIONS		45
6.1	Conditions to Each Party’s Obligation to Effect the Transaction	45
6.2	Conditions to Obligations of Sellers and the Company	45
6.3	Conditions to Obligations of Buyer and Parent	46
6.4	No Waiver	48

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ARTICLE 7 INDEMNIFICATION		48
7.1	Indemnification by Sellers	48
7.2	Indemnification by Buyer and Parent	49
7.3	Claims	50
7.4	Survival	52
7.5	Certain Limitations on Indemnification	52
7.6	Certain Other Restrictions on Indemnification	53
7.7	Calculation and Mitigation of Losses	54
7.8	Manner of Payment	55
7.9	Escrow Holdback Amount	55
7.10	Special Rule for Fraud	56
7.11	Exclusive Remedy	56

ARTICLE 8 TERMINATION		57
8.1	Termination of Agreement	57
8.2	Notice of Termination; Effect of Termination	58

ARTICLE 9 MISCELLANEOUS		58
9.1	Fees and Expenses.	58
9.2	Notices	58
9.3	Assignment and Benefit	60
9.4	Amendment, Modification and Waiver	60
9.5	Interpretation	60
9.6	Governing Law	60
9.7	Waiver of Jury Trial	61
9.8	Consent to Jurisdiction	61
9.9	Section Headings	61
9.10	Severability	62
9.11	Counterparts; Third-Party Beneficiaries	62
9.12	Entire Agreement	62
9.13	Disclosure Schedules	62
9.14	Specific Performance	63

Exhibits

A – Definitions

B – Interests

C – Form of Escrow Agreement

[Note: Exhibits and schedules have been omitted pursuant to Item 601(b)(10) of Regulation S-K.]

iv

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of April 276, 2021, by and among Landsea Homes Corporation, a Delaware corporation (“Parent”), Landsea Homes US Corporation, a Delaware corporation (“Buyer”), Mercedes Premier Homes, LLC, a Florida limited liability company (the “Company”), and the persons identified on Schedule A (each a “Seller” and, collectively, “Sellers”). Parent, Buyer, the Company and each of the Sellers are each referred to in this Agreement individually as a “Party” and collectively as the “Parties.” The Parties agree that capitalized terms used in this Agreement shall have the meaning set forth herein, as further set forth or referenced to in Exhibit A attached hereto.

BACKGROUND

A.	Each Seller owns the percentage of the membership interests of the Company (collectively, the “Interests”) indicated on Exhibit B attached hereto, which collectively constitutes all of the issued and outstanding equity interests of the Company.

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, convey and deliver to Buyer all of Sellers’ right, title and interest in and to the issued and outstanding Interests, after which the Company shall become a wholly owned Subsidiary of Buyer (the “Transaction”).

C.	Consistent with Revenue Ruling 99-6, Situation 2, the Parties hereto agree to treat, for United States federal and other applicable income Tax purposes, the sale by Sellers of the Interests to Buyer as follows: (a) as to the Sellers, as a sale of the Interests by the Sellers to Buyer governed by Section 741 of the Code; (b) as to Buyer, as if the Company had distributed its assets in liquidation of the Company to the Sellers, and as if the Sellers had sold to Buyer such assets received from the Company.

D.	WHEREAS, prior to the execution and delivery of this Agreement, the Buyer deposited a fully refundable sum of $2,500,000.00 (such amount, together with any and all interest earned thereon, the “Existing Escrow Deposit”) with the Escrow Agent pursuant to that certain Escrow Agreement, dated March 16, 2021, by and among Landsea Homes US Corporation, the Company and Escrow Agent (the “Existing Escrow Agreement”).

E.	WHEREAS, within one (1) Business Day of the execution of this Agreement, the Buyer and the Company will enter into an amended and restated escrow agreement in substantially the form attached hereto as Exhibit C (the “Deposit Escrow Agreement”) by and between the Company, Buyer and Escrow Agent.

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Article 1
PURCHASE AND SALE OF THE INTERESTS; CLOSING

1.1	Closing. The consummation of the Transaction (the “Closing”) shall take place electronically through an e-mail exchange of fully executed copies of this Agreement and the Transaction Documents, on a date and time to be specified by the Parties hereto, which shall be no later than the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), or at such other place, time and date as may be agreed to in writing by Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2	Purchase and Sale of the Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from such Seller, all right, title and interest in and to all of the Interests held by such Seller, free and clear of all Liens (other than restrictions on sales of securities under the Securities Act), in exchange for such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price, subject to the terms and adjustments described in this Article 1.

1.3	Payments at Closing. At the Closing, Buyer will pay, or cause to be paid, (a) to the counterparties identified on Schedule A-3 of the Company Disclosure Letter (the “Seller Noteholders”) the amounts necessary to repay, in full, each of the Related Party Notes pursuant to the terms thereof on the Closing Date (the “Note Repayment Amounts”) and (b) to each Seller such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price, which amounts shall be paid with respect to the balance of the Note Repayment Amounts and the Estimated Closing Date Purchase Price (after deducting the Purchase Price Deposit), by wire transfer of immediately available funds, in each case, to each Seller or Seller Noteholder, as applicable, to the account or accounts designated in writing by such Seller or Seller Noteholder.

1.4	Purchase Price Adjustment.

1.4.1	Estimated Closing Statement. No later than three (3) Business Days prior to the anticipated Closing Date, Sellers will jointly prepare and furnish to Buyer a statement (the “Estimated Closing Statement”) reflecting Sellers’ good-faith estimate of each component of the Transaction Expenses as of the Closing Date (the “Estimated Closing Transaction Expenses”).

1.4.2	Closing Statement. As promptly as practicable, but no later than 90 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers a written statement (the “Closing Statement”) setting forth Buyer’s good-faith calculations of each component of the Transaction Expenses of the Company as of the Closing Date (the “Closing Transaction Expenses”). As to any amounts which differ from those provided by Sellers, Buyer shall provide the reasons supporting Buyer’s revisions to the amounts provided by Sellers.

1.4.3	Statement Dispute Notice and Resolution Period. If a majority (by number) of Sellers jointly disagree with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 1.4.2, Sellers may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Statement Dispute Notice”) specifying in reasonable detail each item or amount (including such items or amounts on the Closing Statement impacted thereby) that Sellers dispute (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. Sellers will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If Sellers fail to deliver a Statement Dispute Notice within such thirty (30)-day period, Buyer’s calculation of the Closing Transaction Expenses will be deemed accepted by Sellers and will be final, conclusive and binding on the Parties. If a Statement Dispute Notice is duly delivered pursuant to this Section 1.4.3, Buyer and Sellers will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items, and if Buyer and Sellers are able to reach an agreement, Buyer will promptly revise the Closing Statement to reflect such agreement and the same will then be deemed the Closing Statement.

1.4.4	Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension of the Resolution Period, Buyer and Sellers are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.4. The Independent Accounting Firm (i) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4.4, (ii) will use the definitions set forth in this Agreement with no consideration given to any modification of such definitions, (iii) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (iv) will make a determination of the Unresolved Items within the range of values established for such Unresolved Items pursuant to Section 1.4.3. Each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm may review the books and records of the Company to the extent necessary to obtain an understanding of the positions of Buyer and Sellers. The Independent Accounting Firm will deliver to Buyer and Sellers no later than thirty (30) days after its engagement, a written report setting forth (a) its determination of the values of the Unresolved Items and (b) the justifications for such determination. Such determination of the Independent Accounting Firm will be final, conclusive and binding upon Buyer and Sellers (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect the Independent Accounting Firm’s calculations for the Unresolved Items upon receipt of such report including each component of the Closing Transaction Expenses and such revised Closing Statement and each component part shall be deemed the Closing Statement for all purposes hereunder. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Sellers, on the other hand, based upon the proportionate deviation of the respective adjustments for the Unresolved Items proposed by Buyer and Sellers, as set forth in the Closing Statement in the case of Buyer and the Statement Dispute Notice in the case of Sellers, from the determination of the final adjustment for the Unresolved Items made by the Independent Accounting Firm. The date on which the Closing Transaction Expenses are finally determined in accordance with this Section 1.4 is referred to as the “Determination Date.”

1.4.5	Adjustment to Purchase Price. The “Adjustment Amount” means an amount equal to (a) the Closing Date Purchase Price (as finally agreed upon or determined pursuant to this Section 1.4), less (b) the Estimated Closing Date Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Buyer will pay or cause to be paid to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by such Seller, each Seller’s Pro Rata Portion of the Adjustment Amount. If the Adjustment Amount is a negative amount (the absolute value of such amount, the “Shortfall Amount”), then promptly, and in any event within five (5) Business Days following the Determination Date, each Seller will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer, each Seller’s Pro Rata Portion of the Shortfall Amount; provided, however, that Buyer may set off some or all of such Shortfall Amount against any remaining portion of the Escrow Holdback Amount at such time (the “Unpaid Reduction Amount”) in accordance with . Any payment of an Adjustment Amount shall be treated as an adjustment to the Closing Date Purchase Price for all Tax purposes unless otherwise required by applicable Law.

1.5	Deposit.

1.5.1	Purchase Price Deposit. Within one (1) Business Day of the execution of this Agreement, (i) the Parties shall execute the Deposit Escrow Agreement and (ii) Buyer shall cause a sum equal to $2,500,000.00 (such amount, together with any and all interest thereafter earned thereon, the “Purchase Price Deposit”) to be transferred from the Existing Escrow Deposit to a separate account (the “Purchase Price Escrow Account”) to be held by the Escrow Agent for the periods and distributed as provided in the terms of this Agreement and the Deposit Escrow Agreement, and any remaining funds in the Existing Escrow Deposit shall be distributed to Buyer.

1.5.2	Payment of Purchase Price Deposit.

(a)	Subject to terms of Section 1.5.2(b) and Section 1.5.3 below, Buyer and the Company shall cause the Escrow Agent to distribute the Purchase Price Deposit (i) at the Closing, in accordance with Section 1.7, or (ii) in the event of a Qualifying Termination, to the Company in such account or accounts designated by the Company, (A) if Buyer delivers a Deposit Dispute Notice within the Deposit Dispute Window and the Sellers are determined to be the Prevailing Party in accordance with Section 1.5.2, within three (3) Business Days of such determination, or (B) if Buyer does not deliver a Deposit Dispute Notice within the Deposit Dispute Window, within three (3) Business Days of the end of the Deposit Dispute Window.

(b)	Upon the occurrence of a Qualifying Termination, the Sellers shall provide a written notice to Buyer of the Qualifying Termination, which shall include (i) confirmation that the Sellers have determined that a Qualifying Termination has occurred, (ii) confirmation of the provision of this Agreement by which the Sellers have elected to terminate this Agreement, and (iii) a detailed description of the facts and reasons supporting the Sellers’ determination that a Qualifying Termination has occurred (a “Qualifying Termination Notice”). If Buyer disagrees with the Sellers’ determination that a Qualifying Termination has occurred, Buyer may, within ten (10) Business Days after receipt of the Qualifying Termination Notice (the “Deposit Dispute Window”), deliver a written notice to the Sellers (a “Deposit Dispute Notice”) that includes a detailed written description of each item that Buyer disputes in the Qualifying Termination Notice and the facts and reasons supporting Buyer’s dispute. If Buyer has delivered a Deposit Dispute Notice, the Purchase Price Deposit shall be distributed to the prevailing party as such (A) is determined in a final, non-appealable decision by a court of competent jurisdiction, or (B) is agreed among the Parties hereto in writing (as applicable, the “Prevailing Party”).

(c)	The Parties hereby agree that the payment of the Purchase Price Deposit to the Company shall be the sole and exclusive remedy of the Company, the Sellers and their respective Affiliates and representatives pursuant to this Agreement and any other Transaction Documents executed in connection with the Transaction in the event of a Qualifying Termination.

1.5.3	Refund of Purchase Price Deposit. Upon the termination of this Agreement for any reason other than a Qualifying Termination, Buyer and the Company shall, by written instruction, cause the Escrow Agent to distribute the Purchase Price Deposit to Buyer’s account as designated by Buyer.

1.6	Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer, the Company and any Company Subsidiary (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

1.7	Indemnification Escrow. Prior to the Closing, Buyer and the Company shall enter into the Indemnification Escrow Agreement, and, at the Closing, (i) Buyer shall deliver to the Escrow Agent $2,500,000.00 for deposit into an escrow account (the “Indemnification Escrow Account”), and (ii) Buyer and the Company shall cause the Escrow Agent to distribute $2,500,000.00 of the Purchase Price Deposit into the Indemnification Escrow Account (such amounts together, the “Escrow Holdback Amount”), be held for the periods and distributed as provided in the terms of the Indemnification Escrow Agreement. Buyer and the Company shall cause any remaining funds in the Purchase Price Escrow Account shall be distributed to Buyer.

Article 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERs

Except as set forth in the Company Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, each Seller, solely with respect to itself and not with respect to any other Seller, represents and warrants to Buyer as follows:

2.1	Power and Authorization; Enforceability. Each of the Sellers has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents, if any, to which such Seller is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by each Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document to which such Seller is a Party. Each Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document. Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other Parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Enforceability Exceptions.

2.2	No Violation or Conflict; Consents. Neither the execution, delivery or performance by Sellers of this Agreement and the other Seller Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

2.2.1	contravene, conflict with or result in a violation or breach of (a) to the extent applicable, the organizational documents of each Seller or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to each Seller or any of its respective Affiliates or by which it or any of its respective properties or assets are bound;

2.2.2	contravene, conflict with, result in a violation or breach of, constitute a default or change of control under, give a right to terminate, amend, accelerate, vest or cancel under or create a right of notice or consent or other right (or loss of benefit) with respect to, any material Contract or Permit to which each Seller is a party or by which it or any of its respective properties or assets are bound;

2.2.3	result in the creation or imposition of any Lien upon any of the assets of each Seller, other than Permitted Liens;

2.2.4	cause a material Loss or material adverse modification of any Governmental Authorization used or held by each Seller or any of its respective Affiliates; or

2.2.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority.

2.3	Ownership. Each Seller is the lawful record and beneficial owner of all of the Interests of the Company listed opposite such Seller’s name on Section 2.3 of the Company Disclosure Schedule free and clear of all Liens and any other restrictions on transfer other than restrictions on transfer arising under applicable federal and state securities Laws. Sellers have all requisite power and authority to sell, transfer, assign and deliver the Interests as provided in this Agreement and the Seller Transaction Documents, and at the Closing, each Seller shall transfer to Buyer good and marketable title to the Interests owned by such Seller, free and clear of all Liens and other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Sellers have the sole right to vote or direct the voting of such Interests on any matter submitted to a vote of the equity holders of the Company, and Sellers have sole decision-making authority with respect to the Company. Except as set forth on Section 2.3 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to such Interests.

2.4	Legal Proceedings; Judgments. Each Seller is not subject to any, nor is there any pending, Judgment that (a) relates to the Business of, or any assets owned or used by, the Company or any Company Subsidiary or (b) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of such Seller to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which such Seller is a party.

2.5	Brokers. Except for Builder Advisor Group, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Seller.

Article 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Company Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, the Company and Sellers each represent and warrant to Buyer as follows:

3.1	Organization and Good Standing. The Company and each Company Subsidiary are duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of organization or formation and have all requisite corporate, limited liability company or similar power and authority to carry on their business as presently conducted, and to own and lease the assets and properties which they own and lease. Section 3.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company and each Company Subsidiary is licensed or qualified to do business. The Company and each Company Subsidiary is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True, correct and complete copies of the organizational documents of the Company and the Company Subsidiaries currently in effect have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing Date.

3.2	Power and Authorization; Enforceability. The Company has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations under this Agreement and under each other Company Transaction Document and to consummate the Transaction. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document. Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other Parties to this Agreement and each of the other Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at the Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

3.3	No Violation or Conflict; Consents. Neither the execution, delivery or performance by the Company of this Agreement or the other Company Transaction Documents, nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

3.3.1	contravene, conflict with or result in a violation or breach of, to the extent applicable, (a) the organizational documents of the Company or any Company Subsidiary, (b) any Judgments or (c) Laws, in each case, binding upon or applicable to the Company or any Company Subsidiary or by which they or any of their respective properties or assets are bound;

3.3.2	contravene, conflict with, result in a violation or breach of, constitute a default or change of control under, give a right to terminate, amend, accelerate, vest or cancel under or create a right of notice or consent or other right (or loss of benefit) with respect to, any Contract or Permit to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets are bound;

3.3.3	result in the creation or imposition of any Lien upon any of the assets of the Company or any Company Subsidiary, other than Permitted Liens;

3.3.4	cause a Loss or adverse modification of any Governmental Authorization used by the Company or any Company Subsidiary; or

3.3.5	require any consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority.

except for the consents and approvals set forth on Section 3.3 of the Company Disclosure Schedule.

3.4	Capitalization and Related Matters.

3.4.1	Section 3.4.1 of the Company Disclosure Schedule sets forth as of the date hereof, a complete list of the Interests, including a true, correct and complete list of the record holders of the Interests, listing for each Person: (i) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization; and (ii) the percentage of the Company’s membership interests owned by such Person.

3.4.2	The Interests represent all issued and outstanding equity interests of the Company. All of the issued and outstanding Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Buyer shall own all of the outstanding Interests, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Interests, there are no issued, reserved for issuance or outstanding (a) membership interests, shares of capital stock of, or other equity or voting interests in, the Company, (b) securities of the Company convertible into or exchangeable or exercisable for membership interests, shares of capital stock of, or other equity or voting interests in, the Company or containing any profit participation features, or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any membership interests, capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Interests. There are no agreements with respect to the voting or transfer of the Interests to which the Company, any Company Subsidiary or any Seller is a party. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any Interests. Except as provided on Section 3.4.2 of the Company Disclosure Schedule, the Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company. No certificate or certificates have been issued representing any of the Interests or any other equity interest in the Company.

3.5	Subsidiaries; Investments.

3.5.1	Section 3.5.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Subsidiaries of the Company (each, a “Company Subsidiary”), including each Company Subsidiary’s (a) legal name, (b) type of business entity, (c) jurisdiction of formation or organization, (d) authorized capital stock, partnership or membership capital or equivalent, (e) the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or similar ownership interests and (f) the current ownership of such shares, partnership or membership interests or similar ownership interests. Except for the Company Subsidiaries set forth on Section 3.5.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

3.5.2	All of the issued and outstanding shares of capital stock, partnership or membership interests and/or other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) 100% of the outstanding Subsidiary Equity Interests, and such Subsidiary Equity Interests are free and clear of any Liens and other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Subsidiary Equity Interests listed in Section 3.5.2 of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding (a) Subsidiary Equity Interests, (b) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary. No Company Subsidiary has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

3.6	Compliance with Laws.

3.6.1	The Company and each Company Subsidiary conduct their Business in material compliance with all applicable Laws, and Governmental Authorizations and all Real Property is in material compliance with all applicable Laws and Governmental Authorizations. During the three (3) years prior to the date of this Agreement, neither Sellers, the Company nor any Company Subsidiary has received any written communication from any Governmental Authority of any investigation, inquiry or alleged failure to comply with any applicable Laws in any material respect which is pending or remains unresolved. No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Law to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject. The Company and each Company Subsidiary has filed in a timely manner all reports, documents and other materials required to be filed by such entity with any Governmental Authority, and the information contained in each of such filings is true, correct and complete in all material respects.

3.6.2	Neither the Company nor any Company Subsidiary (i) has received any written notice from any Governmental Authority or private party alleging noncompliance with any applicable Law other than routine allegations of noncompliance following customary examinations or other matters; (ii) has incurred any liability for failure to comply in any material respect with any applicable Law; or (iii) has made any mandatory or voluntary disclosure to any Governmental Authority with respect to any actual, potential or alleged violation in any material respect of any Law by any manager, member or other direct or indirect equity holder, officer, employee or agent or concerning actual or alleged fraud. There is no investigation, proceeding or disciplinary action currently pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiaries by a Governmental Authority. The Company has filed all material reports, notifications and other filings required to be filed with any Governmental Authority pursuant to applicable Law, and has paid all fees and assessments due and payable in connection therewith.

3.6.3	The Company is not an “investment company” as defined in Section 3(a) of the Investment Company Act of 1940, as amended.

3.6.4	None of the Company, the Company Subsidiaries or any of their respective officers, directors, employees or, to the Company’s Knowledge, agents is a Sanctioned Person. The Company and the Company Subsidiaries and their respective officers, directors, employees and, to the Company’s Knowledge, agents are in compliance with, and have not previously within the past five (5) years violated in any material respect, any Sanctions. There are no pending or, to the Company’s Knowledge, threatened claims against the Company or the Company Subsidiaries with respect to Sanctions. The Company and the Company Subsidiaries have in place controls and systems reasonably designed to ensure material compliance with applicable Laws pertaining to Sanctions in each of the jurisdictions in which the Company and the Company Subsidiaries do business.

3.7	Litigation. Except as disclosed in the Section 3.7 of the Company Disclosure Schedule, there, are no, and since January 1, 2018, there have not been any, (a) Proceedings pending or, to the Company’s Knowledge, threatened in writing which involve the Company, any Company Subsidiary, the Business or the properties or assets of the Company or any Company Subsidiary that (i) relates to the Business of, or any assets owned or used by, the Company or any Company Subsidiary that would have a Material Adverse Effect on the Company or any Company Subsidiary or (ii) could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, the ability of the Company to consummate the Transaction or any other transaction contemplated by the Seller Transaction Documents to which the Company is a party, and (b) unsatisfied Judgments against the Company, any Company Subsidiary, the Business or the properties or assets of the Company or any Company Subsidiary. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding or Judgment. There are no Proceedings pending or threatened by the Company or any Company Subsidiary against any Person.

3.8	Financial Statements.

3.8.1	The Company has provided Buyer with copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended; (b) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal year then ended; and (c) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries (the “Latest Balance Sheet”) as of March 31, 2021 (the “Latest Balance Sheet Date”) (including the notes thereto, if any), and the related unaudited consolidated statements of income, members’ equity and cash flows for the fiscal quarter then ended. The Financial Statements (including the notes thereto, if any) (w) were prepared from, and are consistent with, the books and records of the Company and the Company Subsidiaries, (x) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (y) fairly present the consolidated financial condition, cash flows and results of operations of the Company as at the dates thereof and for the periods therein referred to.

3.8.2	The financial books and records of the Company fairly and accurately reflect, in all material respects (i) the assets, liabilities, revenues and expenses and the financial position of the Company, and (ii) all transactions of Sellers and their Affiliates with respect to the Company.

3.8.3	To the Company’s Knowledge, there are no internal investigations, inquiries or investigations by any Governmental Authority pending or threatened, in each case regarding any accounting or auditing practices of Sellers (with respect to the Business) or the Company. Since December 31, 2019, there has not been any material change in any accounting or auditing practices, including any material change with respect to the reserves methodology (whether for bad debts, contingent liabilities or otherwise), of Sellers or the Company. During the past two (2) years from the date hereof, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company or any of the Company Subsidiaries.

3.8.4	The systems of internal controls over financial reporting with respect to the Company are sufficient in all material respects to provide reasonable assurance that (i) as of the date the Financial Statements shall be delivered to Buyer, transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for the assets of the Business, (ii) receipts and expenditures are executed only in accordance with management’s authorization, (iii) the books and records of the Company accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company and (iv) management of the Company can prevent or timely detect the unauthorized acquisition, use or disposition of assets of the Company that could materially affect the financial statements or the Company. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included or reflected in any of the foregoing Financial Statements.

3.8.5	The Company has not applied for or received any loan, exclusion, forgiveness or other item pursuant to any applicable Law promulgated by any Governmental Authority in respect of the SARS-CoV-2 or COVID-19 pandemic, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.

3.8.6	The Company has a delivered to Buyer true, correct and complete copies of all letters from the Company’s auditors to the Company’s board of directors or audit committee thereof during the twelve (12) months prior to the date of this Agreement, together with true, correct and complete copies of all responses thereto.

3.9	Liabilities.

3.9.1	Section 3.9.1 of the Company Disclosure Schedule sets forth all outstanding Indebtedness of the Company and each Company Subsidiary, and for each item of Indebtedness, identifies the debtor, the principal amount outstanding the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such Indebtedness and neither the Company nor any Company Subsidiary has received any notification of cancellation of any such Indebtedness. Except as set forth on Section 3.9.1 of the Company Disclosure Schedule, none of the Indebtedness of the Company and each Company Subsidiary is subject to any prepayment premiums, penalties, breakage costs or any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) payable thereunder in connection with the prepayment thereof in connection with the Transaction, or other restrictions that would prohibit the prepayment thereof upon the Closing. All letters of credit, fidelity bonds and surety bonds are in full force and effect and will continue in full force and effect immediately following the consummation of the Transaction. No default (or an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

3.9.2	Neither the Company nor any Company Subsidiary has any liability or obligation other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course that individually or in the aggregate do not exceed $250,000; and (c) obligations set forth in the project or operating budgets (including contingency) set forth in Section 3.9.2 of the Company Disclosure Schedule for the Company and each Company Subsidiary.

3.9.3	Except as set forth on Section 3.9.3 of the Company Disclosure Schedule, there are no municipal utilities districts or other financing districts affecting the Owned Real Property or the Controlled Real Property.

3.10	Absence of Certain Changes and Events. Except as set forth on Section 3.10 of the Company Disclosure Schedule, since December 31, 2020, the Company and each Company Subsidiary have conducted their respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been any:

3.10.1	event, condition, occurrence, contingency or development that (a) has had or would reasonably be expected to have a Material Adverse Effect on the Company or (b) since the Latest Balance Sheet Date, would otherwise have been prohibited by Section 5.2;

3.10.2	Change in the independent accountants of the Company or any material change in the accounting methods, principles or practices followed by any the Company (except for any such change required by reason of a concurrent change in GAAP);

3.10.3	(a) adoption, material amendment or material modification of an Employee Benefit Plan for the benefit of any executive officer of the Company or any Company Subsidiary, (b) grant of severance pay to any executive officer of the Company or any Company Subsidiary, or (c) material increase in the compensation of any executive officer of the Company or any Company Subsidiary except, in each of (a) through (c), in the Ordinary Course or as required by any existing Contract;

3.10.4	sale, assignment, transfer, hypothecation, conveyance or lease of any material asset or property of the Company or any Company Subsidiary, except in the Ordinary Course, or mortgage, pledge, or imposition of any material Lien on any material asset or property of the Company or any Company Subsidiary, except for Permitted Liens and except in the Ordinary Course; or

3.10.5	agreement by the Company or any Company Subsidiary to do any of the foregoing.

3.11	Real Property.

3.11.1	Section 3.11.1(a) of the Company Disclosure Schedule sets forth a complete and accurate description of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”), including the address of such Owned Real Property, if applicable, the total number of lots that are Owned Real Property (by community) and the name of the residential real property community of which such Owned Real Property is a part, if applicable. With respect to the Owned Real Property, (a) the Company or a Company Subsidiary has title to such Owned Real Property as set forth in the most recent title policy for same provided to Buyer prior to the date of this Agreement, free and clear of all Liens, except Permitted Liens, (b) except as set forth on Section 3.11.1(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has leased the Owned Real Property or any portion of the Owned Real Property and (c) except (i) for sales of homes within the Owned Real Property pending sale as of the date of this Agreement pursuant to a Contract for sale entered into by the Company or a Company Subsidiary and a third party homebuyer and (ii) as set forth on Section 3.11.1(c) of the Company Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion of, or interest in, the Owned Real Property that would reasonably be expected to materially impair the continued use or value of any Owned Real Property affected thereby.

3.11.2	Section 3.11.2(a) of the Company Disclosure Schedule sets forth a complete and accurate description of all real property controlled (including by way of outstanding options, rights of first offer or right of first refusal to purchase) by the Company or any Company Subsidiary as of the date of this Agreement (the “Controlled Real Property”), including the address of such Controlled Real Property, if applicable, the total number of lots, if platted or approved by Governmental Authority that are within the Controlled Real Property (by community), the name of the residential real property community of which such Controlled Real Property is a part, the amount of any commissions, broker fees, finder’s fees or similar compensation that may be payable by the Company or any Company Subsidiary in connection with the acquisition of any Controlled Real Property and the amount of any deposits, option payments or similar amounts paid or payable under the applicable Contracts. Each Contract relating to such Controlled Real Property is in full force and effect and is valid, binding and enforceable against the counterparty, the Company or any Company Subsidiary party to such Contract, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions. Other than the Contracts provided to Buyer, there are no other agreements between the counterparty and the Company or any Company Subsidiary regarding any Controlled Real Property and there are no agreements that obligate the Company or any Company Subsidiary to pay any commissions, finder’s fees or similar compensation other than in connection with the acquisition of any Controlled Real Property as set forth in the applicable Contracts. As of the Effective Date, Company or any Company Subsidiary has the right to acquire each Controlled Real Property on the terms and conditions set forth in the applicable Contract, and has not assigned or encumbered its rights under such Contract to any other party except to Company or to a Company Subsidiary. To the Company’s knowledge, there is no breach of any Contract relating to any Controlled Real Property by any party thereto. The Company or any Company Subsidiary shall not assign or encumber its rights under any such Contract to any other party except to any Company Subsidiary unless this Agreement has been terminated. All such assignments, if any, shall only be made in compliance with the terms of the Contract being assigned. Copies of all notices given or received by the Company or a Company Subsidiary under any Contract relating to such Controlled Real Property prior to the date of this Agreement are listed in Section 3.11.2(b) of the Company Disclosure Schedule and have been provided to Buyer, and all such notices given or received after the date of this Agreement shall be promptly provided to Buyer, but no later than the Closing Date. With respect to the Controlled Real Property, (a) neither the Company nor any Company Subsidiary has leased the Controlled Real Property or any portion of the Controlled Real Property except as set forth on Section 3.11.2(a) of the Company Disclosure Schedule and (b) other than any outstanding option, right of first offer or right of first refusal held by the Company or any Company Subsidiary, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Controlled Real Property or any portion of, or interest in, the Controlled Real Property that would reasonably be expected to materially impair the continued use or value of any Controlled Real Property affected thereby other than as set forth on Section 3.11.2(b) of the Company Disclosure Schedule.

3.11.3	Section 3.11.3 of the Company Disclosure Schedule sets forth the address of each parcel of real property leased by the Company or a Company Subsidiary (the “Leased Real Property” and a list of all leases for such Leased Real Property (“Real Property Leases”). With respect to each Real Property Lease, (a) the Company or a Company Subsidiary has good and valid leasehold interest in such Leased Real Property, free and clear of all Liens, except Permitted Liens, (b) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (c) neither the Company’s nor any Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property has been disturbed and, to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease and (d) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion of the Leased Real Property.

3.11.4	Other than the Leased Real Property, and together with the Owned Real Property and the Controlled Real Property (the “Real Property”) none of the Company nor any Company Subsidiary has any right, title or interest in any real property, including any outstanding options, rights of first offer or right of first refusal to purchase.

3.11.5	Neither the Company nor any Company Subsidiary has received any notice of any, and to the Company’s Knowledge, there is no, pending or threatened condemnation or eminent domain Proceeding or transfer in lieu thereof affecting any of the Real Property, nor has the Company agreed or committed to dedicate any of the Real Property.

3.11.6	To the Company’s Knowledge, none of the Real Property or its current use or uses is in material violation of applicable Law or any private restriction or covenant or entitlements applicable to the Real Property, including the Permitted Liens. The Company and the Company Subsidiaries have paid current all Property Taxes due and payable by the Company and the Company Subsidiaries with respect to the Real Property.

3.11.7	Section 3.11.7 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all homes sold, closed and completed by the Company or any Company Subsidiary (the “Legacy Homes”) since January 1, 2018.

3.11.8	To the Company’s Knowledge, no part of the Real Property is subject to any building or use restrictions that would restrict or prevent the Company’s present or planned use and enjoyment of the Real Property.

3.11.9	All of the land used by the Company and each Company Subsidiary in the conduct of their Business is included in the Real Property. All of the buildings, structures and other improvements used by the Company and each Company Subsidiary in the conduct of their Business are located on the Real Property.

3.11.10	Section 3.11.10 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all homeowner associations affecting the Owned Real Property or Controlled Real Property (each, a “Homeowner Association”). Except as otherwise noted in Section 3.11.10 of the Company Disclosure Schedule, a Company Subsidiary is the “Declarant” of the declaration of conditions, covenants and restrictions by which each respective Homeowner Association is governed, and as of the date hereof, “Declarant” has the sole power to elect the board of directors of each Homeowner Association. All assessments and related charges of any Homeowner Association applicable to any Owned Real Property are current. To the Company’s Knowledge, there are no Proceedings pending or threatened in writing which involve any Homeowner Association.

3.11.11	There are no community development districts, as defined in Section 190.003, Florida Statutes (2020) affecting the Owned Real Property or Controlled Real Property.

3.12	Material Contracts.

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3.12.1	Section 3.12.1 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (collectively, the “Material Contracts”) to which the Company or any Company Subsidiary is a party or by with the Company or any Company Subsidiary or any of their assets or the Business are currently bound (and any amendments, supplements and modifications thereto):

(a)	any Contract providing for the sale, assignment, lease, transfer or conveyance of any asset of the Company or any Company Subsidiary with a value in excess of $100,000, excluding any retail homebuyer purchase and sale agreement entered into in the Ordinary Course;

(b)	any acquisition or divestiture agreement entered into since January 1, 2017 with a purchase price in excess of $100,000 that has not closed as of the Closing Date, excluding any retail homebuyer purchase and sale agreement in the Ordinary Course;

(c)	any Contract relating to Indebtedness for borrowed money of the Company or any Company Subsidiary or any Contract under which the Company or any Company Subsidiary has guaranteed the Indebtedness for borrowed money of any other Person, in each case in excess of $100,000, or any Contract relating to the issuance of letters of credit;

(d)	any Contract granting a Lien upon any material asset of the Company or any Company Subsidiary that requires annual aggregate payments by such party in excess of $100,000, other than Permitted Liens;

(e)	any Real Property Lease that involves annual aggregate payments by the Company or any Company Subsidiary in excess of $100,000;

(f)	any partnership, limited liability company, joint venture agreement or any Contract involving the sharing of revenues, profits, Losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person in any case in which the Company or any Company Subsidiary participates as a partner, member or joint venturer that is material to the Company or any Company Subsidiary;

(g)	any Contract that limits the ability of the Company or any Company Subsidiary to engage or compete in any line of business or in any geographic area, including provisions for exclusivity;

(h)	any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or businesses;

(i)	material sales agency, sales representation, distributorship, broker or franchise Contract that is (A) not terminable without penalty on 90 days’ notice or less and (B) requires payment by the Company or any Company Subsidiary in excess of $100,000 per annum;

(j)	any Contract or group of related Contracts involving the servicing or subservicing of the Company’s mortgage loans by any third party;

(k)	material Contract granting rights in material Intellectual Property (A) to the Company or any Company Subsidiary and (B) from the Company or any Company Subsidiary to any third parties, in each case except for (1) licenses with respect to off-the-shelf, shrinkwrap or clickwrap software applications (including software provided as a service), (2) licenses with respect to open source materials, (3) licenses or other rights to display or use the Trademarks or names of third parties, (4) licenses granted by the Company or any Company Subsidiary to its resellers, customers or distribution partners in the Ordinary Course and (5) non-disclosure agreements entered into by the Company or any Company Subsidiary in the Ordinary Course;

(l)	any Contract with any Governmental Authority;

(m)	each Real Property Lease and each option agreement with respect to each Controlled Real Property;

(n)	any covenants, conditions and restrictions or similar instruments relating to any Homeowner Association;

(o)	any Contract with suppliers of the Company and the Company Subsidiaries that (i) is entered into by the Company and the Company Subsidiaries on a national level, (ii) includes provisions for exclusivity, or (iii) includes provisions for rebates;

(p)	any Contract that relates to any relationship or arrangement with a title insurer or any reinsurance company (including any agency or broker agreements);

(q)	any Contract that relates to work share, marketing services, alliance, outsourcing or similar agreements or arrangements with strategic partners (including companies such as mortgage originators, realtors, title companies, escrow companies and other settlement service providers); or

(r)	any other Contract (other than purchase orders and retail home purchase agreements entered in the Ordinary Course) that requires payment by the Company or any Company Subsidiary in excess of $100,000 per annum or in which $300,000 in the aggregate remains to be paid by the Company or any Company Subsidiary under such Contract, or provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of $100,000 per annum or in which $300,000 in the aggregate remains payable to the Company or any Company Subsidiary under such Contract.

3.12.2	True, correct and complete copies of each written Material Contract have been delivered to Buyer. Each Material Contract is in full force and effect and is valid, binding and enforceable against each counterparty, the Company or any Company Subsidiary party to such Material Contract, except, in each case as enforceability of such agreements may be limited by the Enforceability Exceptions. Neither the Company nor any Company Subsidiary is currently in violation in any material respect of any of the terms or conditions of any Material Contract and, to the Company’s Knowledge, (a) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any such Contract, (b) no other party to any such Contract is in breach thereof or default thereunder and none of the Company, any Company Subsidiary or any Seller has received any notice of termination, cancellation, breach or default under any such Contract, and (c) there are no renegotiations of, attempts to renegotiate, or outstanding material rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. None of the Company or any Company Subsidiary has during the two (2) years prior to the date hereof obtained or granted any waiver of or under any material provision of any such Material Contract.

3.13	Insurance; Warranty Coverage.

3.13.1	Section 3.13.1 of the Company Disclosure Schedule contains (i) a list of each insurance policy owned by, or maintained for the benefit of, the Company or any Company Subsidiary (each a “Listed Policy” and collectively, the “Listed Policies”) and (ii) a list of all pending or threatened in writing warranty and/or defect claims made by a buyer of a home or a Homeowner Association that has not been fully resolved and that, if adversely decided, could result in .claims against the Company, any Company Subsidiary or any Listed Policy in excess of $25,000. Neither the Company nor any Company Subsidiary is in material default under any Listed Policy nor has the Company or any Company Subsidiary received any written notice of cancellation of any Listed Policy or written notice with respect to any refusal of coverage under any Listed Policy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries are, and since January 1, 2019 all Company Subsidiaries existing as of such date or since the first date of operations for any Company Subsidiaries formed thereafter have been, insured with respect to their assets and properties and the conduct of the Business in such amounts and against such risks as are sufficient for compliance with Law and as are adequate to protect their assets and properties and the conduct of the Business.

3.13.2	Sellers have furnished Buyer with all information reasonably requested by Buyer regarding the Homebuyer 2-10 warranty policies purchased by the Company (or its Affiliates) for the benefit of Company’s (or its Affiliates’) customers prior to the date of this Agreement (each, a “Limited Warranty”). 2-10 Home Buyers Warranty (2-10 HBW) is the warranty administrator for each Limited Warranty. All Legacy Homes are subject to a valid Limited Warranty. Section 3.13.2 of the Company Disclosure Schedule sets forth all warranty or defect claims over $10,000 related to any Legacy Homes.

3.14	Permits; Intellectual Property. The Company and each Company Subsidiary has and maintains in full force and effect, and is in compliance with, all material Governmental Authorizations required to own, lease and operate their respective properties or to conduct the Business consistent with past practice (each, a “Permit”). All applications for or renewals of all Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the Transaction. There is no Proceeding pending, or to the Company’s Knowledge, threatened, nor has the Company or any Company Subsidiary received any notice (written or non-written) from any Governmental Authority, to revoke, cancel, refuse to renew or adversely modify any Permit. All Permits required to conduct the business of the Company as presently conducted are in the possession of the Company or a Company Subsidiary (as applicable), and other than construction permits obtained in the Ordinary Course of Business, are listed on Section 3.14 of the Company Disclosure Schedule.

3.14.1	Section 3.14.1 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all Intellectual Property (other than any incidental Intellectual Property or any generally commercially available software purchased “off shelf”) that are owned by or licensed to the Company or any Company Subsidiary (the listed items, the “Scheduled Intellectual Property”). Other than the Scheduled Intellectual Property and any incidental Intellectual Property, neither the Company nor any Company Subsidiary uses or requires the use of any Intellectual Property in the operation of the Business.

3.14.2	To the Company’s Knowledge, the Scheduled Intellectual Property is not being infringed by any third party.

3.14.3	The Company and/or any Company Subsidiary exclusively own, free and clear of Liens (except Permitted Liens), all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

3.14.4	To the Company’s Knowledge, the operation of the Business of the Company or any Company Subsidiary does not infringe or misappropriate any Intellectual Property of a third party.

3.14.5	No Proceedings are currently pending or, to the Company’s Knowledge, threatened in writing, that the Company or any Company Subsidiary are infringing Intellectual Property owned by a third party.

3.15	Employees.

3.15.1	None of the Company or any Company Subsidiary is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, and no such entity has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past five (5) years. There are no labor unions or other organizations representing, purporting to represent and, to the Company’s Knowledge, no union organization campaign is in progress with respect to, any employees of the Company or any Company Subsidiary. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative Proceedings, in each case, which are pending or, to the Company’s Knowledge, threatened by or on behalf of any employees.

3.15.2	Each of the Company and any Company Subsidiary is in material compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, classification of services providers and terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Authority relating to employees or employment practices. Each of the Company and any Company Subsidiary has properly classified all of their service providers as employed or self-employed employees or independent contractors and as exempt or non-exempt for all purposes.

3.15.3	(a) Each of the Company and any Company Subsidiary has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, contributions, premiums, benefits and other compensation due to or on behalf of such employees; and (b) there is no claim with respect to payment of wages, salary, commissions, bonuses, contributions, premiums, benefits, overtime pay or other compensation that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any of the Company or any Company Subsidiary.

3.15.4	During the three (3) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any such entity.

3.15.5	There are no material liabilities, whether contingent or absolute, of any of the Company or any Company Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

3.15.6	Section 3.15.6 of the Company Disclosure Schedule contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, employer, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees and independent contractors of the Company and any Company Subsidiary and each such Person’s status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position. No executive or key employee of any of the Company or any Company Subsidiary has informed such entity (whether orally or in writing) of any plan to terminate employment with or services for any such entity, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for any such entity.

3.15.7	None of the Company or any Company Subsidiary has used the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

3.16	Employee Benefits.

3.16.1	Section 3.16.1 of the Company Disclosure Schedule lists all Employee Benefit Plans. None of the Company or any Company Subsidiary has any plan or commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan. No current or former employee or consultant of the Company or any Company Subsidiary participates in or receives (or is eligible to receive) any compensation or benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Sellers or any Affiliate of Sellers that is not a Company Subsidiary.

3.16.2	The Company and the Company Subsidiaries have made available to Buyer a true and complete copy, as applicable, of (a) each Employee Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (b) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Employee Benefit Plan required to make such a filing, (c) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required by applicable Law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (d) the most recently received determination letter, if any, issued by the IRS and each currently pending application for a determination letter with respect to any Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (e) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Employee Benefit Plan, (f) all material records, notices and filings concerning IRS or U.S. Department of Labor audits or investigations with respect to any Employee Benefit Plan, and (g) all non-routine, written communications relating to any Employee Benefit Plan and any proposed Employee Benefit Plan.

3.16.3	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

3.16.4	No Employee Benefit Plan is, and neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (a) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (b) a single employer plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (c) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (d) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

3.16.5	None of the Company or any Company Subsidiary has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage as required by Section 4980B of the Code or any similar state Law.

3.16.6	Each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each of the Company and any Company Subsidiary has performed all obligations required to be performed by it under and is not in any respect in default under or in violation of any Employee Benefit Plan. To the Company’s Knowledge, there has not been a default or violation by any party to any Employee Benefit Plan.

3.16.7	All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Latest Balance Sheet in accordance with the terms of the Employee Benefit Plan and all applicable Laws.

3.16.8	No Proceeding is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the Ordinary Course). With respect to each Employee Benefit Plan, (a) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred and (b) no Lien has been imposed under the Code, ERISA or any other applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan. None of the Company or any Company Subsidiary has made any filing in respect of any Employee Benefit Plan under the IRS’s Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

3.16.9	No Employee Benefit Plan, and neither the Company, any Company Subsidiary nor any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

3.16.10	Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will (a) entitle any current or former employee, consultant, director or other service provider of the Company or any Company Subsidiary to any payment, (b) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers, or (c) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

3.16.11	Each of the Company and any Company Subsidiary and each of their respective ERISA Affiliates are and, to the Company’s Knowledge, each professional employer organization is, in compliance in all material respects with (a) the applicable requirements of Section 4980B of the Code and any similar state Law, (b) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder, and (c) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Employee Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.

3.16.12	Except as disclosed on Section 3.16.12 of the Company Disclosure Schedule, the Company or any Company Subsidiary has made no condition or agreement with any Person, and there is no provision of any Employee Benefit Plan, that limits the right of the Company or any Company Subsidiary to amend, terminate, reduce, limit, or cut back the benefits available under any Employee Benefit Plan (except to the extent such limitation arises under ERISA or the Code).

3.17	Environmental Matters.

3.17.1	The operations of the Company and each Company Subsidiary are and have always been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and materially complying with any Environmental Permits applicable to the Business. Neither Sellers, the Company, the Company Subsidiaries nor, to the Company’s Knowledge, other party has used Hazardous Materials on, from or affecting any Real Property in any manner which violates any Environmental Laws. The Company has not received any notice of any violation of any Environmental Laws, and, to the Company’s Knowledge, no such violation exists and there have been no claims or actions commenced or threatened by any party for noncompliance therewith. To the Company’s Knowledge, there are no underground storage tanks now located, or that were previously located, on, in, under, or within any portion of the Real Property.

3.17.2	Neither the Company nor any Company Subsidiary is subject to any pending claim or, to the Company’s Knowledge, has received any threat in writing alleging that the Company or any Company Subsidiary is subject to any claim of a material violation of any Environmental Law or any Environmental Permit or has any material liability under any Environmental Law.

3.17.3	To the Company’s Knowledge there have been no Releases of Hazardous Materials at the Owned Real Properties or the Leased Real Properties, or to the Company’s Knowledge, at properties that were formerly owned, operated, leased or used by the Company or any Company Subsidiary, that are reasonably likely to cause the Company or any Company Subsidiary to incur liability pursuant to applicable Environmental Law.

3.18	Tax Matters.

3.18.1	The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each Company Subsidiary has paid on a timely basis all Taxes that were due and payable (whether or not shown on any Tax Return).

3.18.2	The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes as of the Latest Balance Sheet Date and, for taxable periods (or portions thereof) beginning after the date of the Latest Balance Sheet Date and ending on the Closing Date, the unpaid Taxes (but not including any ad valorem taxes) the Company and each Company Subsidiary will not exceed the accrual as adjusted for the passage of time through the Closing Date in accordance with GAAP. Neither the Company or any Company Subsidiary has incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

3.18.3	No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that any Seller, the Company or any Company Subsidiary is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved.

3.18.4	All Taxes that any Seller, the Company or any Company Subsidiary is or was required by applicable Law to withhold or collect have been duly withheld or collected (including, without limitation, in connection with amounts paid or owing to any employee, independent contractor, creditor, the Company, any Company Subsidiary or other Person) and, to the extent required, have been paid by the appropriate Taxing Authority. The Transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Laws.

3.18.5	There are no Liens for Taxes (other than Permitted Liens) on the assets of the Company or any Company Subsidiary.

3.18.6	None of the Sellers, the Company or any Company Subsidiary is, or has been, a party to or bound by any Tax Agreement.

3.18.7	Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. None of the Sellers, the Company or any Company Subsidiary has any liability for the Taxes of any Person under (a) Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (b) as a transferee or successor or (c) pursuant to any contractual obligation.

3.18.8	No claim or deficiency for any Taxes has been asserted against the Seller, Company, any Company Subsidiary or any former Company Subsidiary which has not been resolved and/or paid in full.

3.18.9	There are no pending or, to Company’s Knowledge, threatened Tax audits or examinations of any Tax Returns of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary (nor any predecessor of the foregoing) has (a) waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding, (b) other than with respect to Tax Returns for 2020, requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed or (c) executed or filed any power of attorney with any Taxing Authority, which is still in effect. There are no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company or any Company Subsidiary. No issues relating to Taxes of the Company or any Company Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

3.18.10	None of the Company or any Company Subsidiary has engaged in a “reportable transaction” or a substantially similar transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law. If the Company or any Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company or such Company Subsidiary believes that it has either (a) substantial authority for the Tax treatment of such transaction or (b) disclosed on its Tax Return the relevant facts affecting the Tax treatment of such transaction in accordance with Section 6662 of the Code. None of the Company or any Company Subsidiary has participated, nor plans to participate, in any Tax amnesty program.

3.18.11	Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of: (a) any installment sale or other transaction on or prior to the Closing Date; (b) any accounting method change or closing agreement with any Taxing Authority filed or made on or prior to the Closing Date; (c) any prepaid amount received on or prior to the Closing; or (d) any election under Section 108(i) of the Code made on or prior to the Closing Date.

3.18.12	Neither the Company nor any Company Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation. Neither the Company nor any Company Subsidiary (i) has been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Laws) or (ii) has been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.18.13	All transfer pricing rules have been complied with. All documentation required by all relevant transfer pricing Laws has been timely prepared.

3.18.14	None of the Sellers, the Company or any Company Subsidiary has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, an international boycott within the meaning of Section 999 of the Code.

3.18.15	The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by the Company or any Company Subsidiary.

3.18.16	The Company has always been treated as a partnership for United States federal income tax purposes. Each of the Company Subsidiaries has always been treated as an entity disregarded as separate from its sole owner for United States federal income tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to the Company or any Company Subsidiary. The Company has not made a valid election under Section 754 of the Code that is effective for the taxable year including the transactions contemplated by this Agreement.

3.18.17	Neither the Company nor any Company Subsidiary has been or will be required to recognize any taxable income or reduce any Tax asset, as a result of any inclusion under Section 965(a) of the Code or any election under Section 965(h) of the Code.

3.18.18	The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company and each Company Subsidiary (and any predecessor of the foregoing) for any federal and state income Tax Returns and all other material Tax Returns of the Company and each Company Subsidiary, in each case for which the statute of limitations on assessment has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary (or any predecessor of the foregoing) since January 1, 2016.

3.18.19	Neither the Company nor any Company Subsidiary owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (y) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.

3.18.20	No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company and any Company Subsidiary as a result of the operation of Section 409A of the Code.

3.18.21	Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

3.18.22	There is no Contract, agreement, plan or arrangement to which the Company and any Company Subsidiary is a party which requires any such entity to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.18.23	Neither the Company nor any Company Subsidiary is a “conduit entity” as such term is defined in §201.02, Florida Statutes.

3.19	Related Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no Related Party of the Company (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the Business; (d) has outstanding any Indebtedness owed to the Company or any Company Subsidiary; or (e) has received any funds from the Company or any Company Subsidiary since the date of the Latest Balance Sheet, or is the obligee or beneficiary of any liability of the Company or any Company Subsidiary, in each case, except for Employee Benefit Plans or Contracts between or among the Company and any Company Subsidiary or between or among any of the Company Subsidiaries.

3.20	Brokers. Except for Builder Advisor Group, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of the Company or any Company Subsidiary.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Parent (each a “Buyer Party” and collectively “Buyer Parties”) represent and warrant to Sellers as follows:

4.1	Organization and Good Standing. Each Buyer Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate or limited liability company power and authority, as applicable, and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

4.2	Power and Authorization; Enforceability. Each Buyer Party has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to consummate the Transaction. All necessary corporate or limited liability company action, as applicable, has been taken by each Buyer Party to authorize the execution, delivery and performance by such Buyer Party of this Agreement and each other Buyer Transaction Document. Each Buyer Party has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other Parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by each Buyer Party, will be, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its respective terms, except as enforceability of such obligations may be limited by the Enforceability Exceptions.

4.3	No Violation or Conflict. Neither the execution, delivery or performance by each Buyer Party of this Agreement or the other Buyer Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

4.3.1	contravene, conflict with or result in a violation or breach of, (a) to the extent applicable, the organizational documents of such Buyer Party or (b) any (i) Judgments or (ii) Laws, in each case, binding upon or applicable to such Buyer Party or by which it or any of its properties or assets are bound; or

4.3.2	cause a Loss or adverse modification of any material Governmental Authorization used by such Buyer Party;

except, in each case, where failure of any of the above would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of such Buyer Party to consummate the Transaction.

4.4	Brokers. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Buyer Party or any of its Affiliates.

4.5	Investment. Buyer is acquiring the Interests for its own account, for investment only, and not with a view to any resale or public distribution of the Interests. Buyer acknowledges that (a) such Interests have not been registered under the Securities Act or any state securities Laws, (b) there is no public market for such Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in such Interests for an indefinite period of time.

4.6	Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transaction and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transaction.

4.7	No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 4 AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY BUYER PARTY HEREUNDER, NO BUYER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH BUYER PARTY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Article 5
CERTAIN COVENANTS OF THE PARTIES

5.1	Efforts. Upon the terms and subject to the conditions in this Agreement, each Party will use commercially reasonable efforts to take all action and to do all things necessary or advisable to consummate and make effective the Transaction as promptly as reasonably practicable, including (a) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions in Article 6, (b) defending any Proceedings challenging the Transaction or the performance of the obligations of any Party in connection with the Transaction, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings that are required in connection with the consummation of the Transaction and (d) executing and delivering any instruments and taking any other actions, including furnishing to each other Party any assistance, books, records or other information the other Party reasonably requires in order to carry out the intent of the Transaction Documents, including delivery to Buyer or one or more of its designees such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest at Closing in Buyer or one or more of their designees all right, title and interest in, to and under the Interests in the manner described herein, free and clear of all Liens (other than restrictions on sales of securities under the Securities Act), and in form and substance reasonably satisfactory to Buyer. From and after the Closing, Sellers and Buyer agree to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to (x) consummate or implement expeditiously the Transaction, (y) facilitate the transition of the Company, the Company Subsidiaries and the Business and (z) allow for the continued operation of the Company and each Company Subsidiary in the Ordinary Course. Notwithstanding the foregoing in this Section 5.1, none of Buyer or any of its Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any third party to obtain any applicable consent, waiver or approval related to this Agreement.

5.2	Conduct of the Business by Sellers and the Company. From the date of this Agreement through the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing Date, unless Buyer otherwise approves in writing (which approval will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly required or permitted by this Agreement (other than pursuant to Section 5.1), Sellers will, and will cause the Company and each Company Subsidiary to, (i) conduct the Business in the Ordinary Course and (ii) preserve intact the Business and keep available the services of the employees, officers, directors and consultants of the Company and each Company Subsidiary, (iii) maintain the goodwill and the existing relationships (contractual or otherwise) with all customers, suppliers, employees, licensors, distributors and others having business relationships of the Company or any Company Subsidiary, (iv) preserve in all material respects its present properties and its tangible and intangible assets, (v) comply in all material respects with all applicable Laws and Material Contracts (including delivering any and all notices, payments, deposits and fees and taking all actions required to keep the Material Contracts in effect and to consummate the transactions contemplated thereby in accordance with the terms of the Material Contracts) and use commercially reasonable efforts to ensure that the other parties to such Material Contracts to comply with all of their obligations under such Material Contracts; (vi) pay all applicable Taxes as such Taxes become due and payable; and (vii) maintain all existing licenses and Permits applicable to its operations and businesses, including continuing to process pending real property entitlements in the Ordinary Course, and using commercially reasonable efforts to promptly process and obtain approval of any additional licenses and Permits applicable to its operations. Without in any way limiting any of the foregoing, except (w) as otherwise expressly contemplated by the Transaction Documents, (x) as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed), (y) as otherwise expressly contemplated or required by this Agreement or (z) as set forth on Section 5.2 of the Company Disclosure Schedule, with respect to the Company or any Company Subsidiary, Sellers will not, and will cause the Company and each Company Subsidiary to not:

(a)	declare, set aside or pay any distribution (whether payable in cash, equity, property or a combination thereof) in respect of the Interests, the Subsidiary Equity Interests or any other equity interests of the Company or the Subsidiary equity investments; provided, however, immediately prior to the Closing, the Company may make cash distributions to the Sellers of the net income generated in April 2021 by the Company from home closings that occur between April 1, 2021 and the Closing, up to a cap of $500,000 in the aggregate. The Company shall provide Buyer with its good-faith calculations related to such estimate at least three (3) business days prior to the Closing;

(b)	issue, sell, pledge, dispose of, encumber or transfer or commit to issue, sell, pledge, dispose of, encumber or transfer, any Interests, Subsidiary Equity Interests, or, any other equity interests of the Company or any Company Subsidiary or any other rights related to or other interests convertible into Interests, Subsidiary Equity Interests, or, any other equity interests of the Company or any Company Subsidiary (including preemptive rights, rights of first refusal, redemption rights, repurchase rights, or “tag along” or “drag along” rights in respect of such interests);

(c)	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the Interests, the Subsidiary Equity Interests or any other equity interests of the Company or any Company Subsidiary;

(d)	amend the organizational documents of the Company or any Company Subsidiary;

(e)	change its fiscal year or make any change in any method of accounting or accounting practice or policy of the Company or any Company Subsidiary, other than as required by GAAP or applicable Law;

(f)	write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company or any Company Subsidiary taken as a whole, in excess of $100,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(g)	(i) hire, promote or terminate any employee, service provider, consultant or director (other than terminations by the Company for cause, due to death or disability or in the Ordinary Course) or materially change the key management structure of the Company or any Company Subsidiary, (ii) pay, announce, promise or grant any increase in or establishment of (as applicable) any compensation or benefits payable by the Company or any Company Subsidiary other than any salary increases made in the Ordinary Course with respect to non-executive and non-director employees, service providers or consultants, (iii) accelerate the vesting or payment of any compensation or benefits under any Employee Benefit Plan, (iv) enter into, adopt, amend or terminate any Employee Benefit Plan, (v) grant any equity or equity-linked awards or other bonus, commission or other incentive compensation to any employee or other individual service provider of the Company or any Company Subsidiary or (vi) grant severance pay to an employee or other individual service provider of the Company or any Company Subsidiary;

(h)	acquire (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person, or otherwise acquire any other material assets of any Person other than in the Ordinary Course;

(i)	acquire or agree to acquire any asset or property, or make or agree to make any capital expenditures, except for acquisitions of building materials or other assets or property made in the Ordinary Course (including homes, land or other Real Property), and acquisitions of building materials or other assets or property in connection with the construction of homes for certain related parties as listed on Section 3.19 of the Company Disclosure Schedule; provided that, Sellers shall keep Buyer reasonably informed of any such pending acquisitions and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such acquisitions;

(j)	make, commit to make or authorize any capital expenditure, other than capital expenditures contemplated to be made in the capital expenditure budget set forth on Section 5.2(j) of the Company Disclosure Schedule or acquisitions of building materials or other assets or property in connection with the construction of homes for certain related parties as listed on Section 3.19 of the Company Disclosure Schedule;

(k)	sell, assign, license, transfer, hypothecate, mortgage, subject to any Lien, convey, lease or otherwise dispose of any asset or property (including transfers to any non-wholly owned Company Subsidiaries or any of the Company’s or any of the Company’s Subsidiaries’ respective equity holders, employees or Affiliates), except for (i) Permitted Liens, (ii) homes sold in the Ordinary Course after the date of this Agreement or the disposal of building materials or other immaterial assets necessary in the construction of homes in the Ordinary Course of building such homes, provided that, Sellers keep Buyer reasonably informed of any such sales or disposals (excluding sales of single family housing units in the Ordinary Course), or (iii) the sale of homes at cost to certain related parties as listed on Section 3.19 of the Company Disclosure Schedule;

(l)	incur any new Indebtedness or assume, guarantee or endorse the obligations of or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person, other than in the Ordinary Course in a principal amount not in excess of $250,000 in the aggregate;

(m)	create or assume any mortgage or pledge, or impose any Lien on, any asset or property, except (i) for Permitted Liens, or (ii) as required by applicable Law;

(n)	waive, release, assign, settle, forgive or compromise on any loan, advance or capital contribution to, or investment in, any officer, manager, employee or equity holder of the Company or any Company Subsidiary or any firm or business in which any such Person has a direct or indirect material interest;

(o)	(i) waive, release, assign, settle, forgive or compromise on material rights (including any Indebtedness) owed to the Company or any Company Subsidiaries or waive any claims or rights of value, or (ii) pay, discharge, settle or satisfy any Proceeding to which the Company or any Company Subsidiary is party;

(p)	(i) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course; (ii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course; (iii) make any changes to cash management policies; (iv) delay or postpone the repair or maintenance of any Real Property; or (v) vary any inventory purchase practices in any material respect from past practices;

(q)	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other material reorganization of the Company or any of its Subsidiaries;

(r)	enter into, extend, materially amend, terminate or grant any relinquishment or release of any right under any Material Contract, Real Property Lease or any Contract that would be a Material Contract or Real Property Lease if entered into prior to the date hereof, other than entrance into any such Contracts in the Ordinary Course (including Contracts with customers, vendors or clients in the Ordinary Course);

(s)	amend or permit to lapse existing insurance policies or enter into new insurance policies, except in either case as approved in writing in advance by Buyer;

(t)	make, change or revoke any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any Tax Return (except as permitted under Section 5.5); enter into any Tax Agreement; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(u)	expand the nature or scope of the business of the Company or any Company Subsidiary, including with respect to jurisdictions, sales practices, distributors and agents;

(v)	agree or commit to do any of the actions set forth in clauses (a) through (u) above.

5.3	Access to Information. From the date of this Agreement until the Closing Date, Sellers will, and will instruct the Company and each Company Subsidiary to, upon reasonable advance notice, (a) give Buyer and its authorized Representatives access during normal business hours to all properties, facilities and offices as well as true, correct and complete copies of books, records, Tax Returns, Contracts and such financial and operating data and other information with respect to the Company and each Company Subsidiary as such Persons may reasonably request and (b) instruct its key employees, counsel, accountants, financial advisors and other Representatives to cooperate reasonably with Buyer in its investigation of the Company and each Company Subsidiary.

5.4	Public Announcements. None of the Sellers or their respective Affiliates shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without Buyer’s prior written consent. Buyer shall provide the Sellers with a reasonable opportunity to review the first press release or other public statement with respect to the announcement of the transactions contemplated by this Agreement to be issued by Buyer or Parent prior to issuing such press release or public statement, except to the extent prohibited by applicable Law.

5.5	Tax Matters.

5.5.1	Tax Returns.

(a)	Sellers shall prepare and timely file, or cause to be prepared and timely filed, in accordance with past practices of the Company and any Company Subsidiary unless otherwise required under applicable Law, (i) all Tax Returns of the Company and the Company Subsidiaries required to be filed (taking into account any applicable extension) on or before the Closing Date and (ii) any income Tax Returns (including any corresponding state or local Tax Returns) including the Company or any Company Subsidiaries for a tax period ending on or before the Closing Date even if such income Tax Returns are due after the Closing Date. Sellers shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns. No later than fifteen (15) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, Sellers will make such Tax Return available for review by Buyer and will modify such Tax Return, as reasonably and timely requested by Buyer and agreed upon by the Parties, before filing. If the Parties cannot agree on the requested modifications then any dispute as to the modifications shall be resolved by the Independent Accounting Firm.

(b)	Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns with respect to the Company and any Company Subsidiary for Tax periods ending on or before the Closing Date that are required to be filed after the Closing Date and that are not covered by Section 5.5.1(a) and will prepare such Tax Returns in accordance with past practices of the Company and any Company Subsidiary unless otherwise required under applicable Law. Sellers shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns to Buyer at least two (2) Business Days before the payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority. No later than fifteen (15) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, Buyer will make such Tax Return available for review by Sellers and will modify such Tax Return, as reasonably and timely requested by Sellers, before filing such Tax Return.

(c)	Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return required to be filed by the Company or any Company Subsidiary for a Straddle Period (a “Straddle Period Tax Return”). No later than fifteen (15) days prior to the due date for filing any such Tax Return, Buyer will make any material Straddle Period Tax Return available for review by Sellers and will modify such Tax Return, as reasonably and timely requested by Sellers, before filing. Sellers shall pay, or cause to be paid, all Taxes due with respect to any Straddle Period Tax Return to the extent allocable to any Pre-Closing Straddle Period (pursuant to Section 5.5.4) to Buyer at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority.

5.5.2	Tax Contests. Buyer, the Company, the Company Subsidiaries and each of their respective Affiliates, on the one hand, and Sellers and their Affiliates, on the other hand, will promptly notify each other upon receipt by such Party of notice of any Tax audits, examinations, assessments or other Proceedings against the Company or the Company Subsidiaries that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Article 7 (each, a “Tax Contest”). Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. Notwithstanding anything to the contrary in Section 7.3.2, neither Party shall effect any settlement or compromise of any Tax Contest with respect to which the other Party is liable without obtaining the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.5.3	Books and Records; Cooperation. Buyer and Sellers will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Company or any Company Subsidiary and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or Proceeding, provided that, the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.5.4	Straddle Period. For purposes of this Agreement, the portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to the Pre-Closing Straddle Period will (a) in the case of any Property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period and (b) in the case of all other Taxes, be deemed equal to the amount that would be payable if the Straddle Period ended on the close of business on the Closing Date and included the Closing Date. The portion of any Tax of the Company or any of its Subsidiaries for a Straddle Period attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. Sellers shall make such payment at least two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority.

5.5.5	Amended Returns. Notwithstanding anything in this Agreement to the contrary, upon obtaining Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Sellers shall be permitted to file amendments to any income Tax Returns of the Company related to Pre-Closing Tax Periods and shall receive the benefits of any tax refunds related to such amended income Tax Returns; provided, however, in the event a Taxing Authority successfully challenges such tax refunds, Sellers shall pay the Company or Buyer, as applicable, the amount, if any, the Company or Buyer, as applicable, is required to pay such Taxing Authority for such refunds.

5.5.6	Purchase Price Allocation.

(a)	Within ninety (90) days after the Determination Date, Buyer shall determine and deliver to Sellers a schedule setting forth the allocation of the Closing Date Purchase Price among the assets of the Company as of the Closing in accordance with Section 1060 of the Code (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be subject to Sellers’ comment and approval, not to be unreasonably withheld, conditioned or delayed. If Sellers have not objected in writing to the Purchase Price Allocation Schedule within 30 days of receipt, it shall become final. In the event Sellers object in writing in good faith within such 30-day period, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve such dispute, each Party shall be free to file its respective federal, state, local, and foreign Tax Returns independently as to the allocation of the Closing Date Purchase Price and shall not be required to follow the proposed allocation of the other Party. If the Parties agree upon the Purchase Price Allocation Schedule, Sellers and Buyer agree and acknowledge that (A) each of Buyer and Sellers shall file all Tax Returns in a manner consistent with the Purchase Price Allocation Schedule and (B) none of the Sellers or Buyer will take any position inconsistent therewith in any Tax Return, refund claim, litigation or otherwise unless required pursuant to a determination as defined in Section 1313(a) of the Code or any similar provision of any state, local or foreign Law; provided, however, that nothing contained herein shall prevent the Parties from reasonably settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Purchase Price Allocation Schedule, and the Parties shall not be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such proposed deficiency or adjustment by any Taxing Authority. If pursuant to this Agreement, the amount allocated to any asset or asset class is increased or decreased, then the Purchase Price Allocation Schedule shall be adjusted in a manner consistent with the procedures set forth above.

(b)	In the event of any conflict or overlap between the provisions of this Section 5.5.6 and Article 7, the provisions of this Section 5.5.6 shall control.

5.5.7	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction will be borne and paid by Sellers.

5.5.8	No Distributions. Except as provided in Section 5.2(a), notwithstanding anything in the limited liability company agreement of the Company to the contrary, the parties hereto agree that upon and following the Closing, Sellers shall not be entitled to any distributions (including Tax distributions) from the Company.

5.6	Exclusivity. From the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 8.1 (the “Exclusivity Period”), none of Sellers, the Company, any Company Subsidiary or any of their respective officers, managers, directors, Affiliates, employees or agents shall (i) solicit, initiate, encourage others to solicit, or encourage, entertain, facilitate or accept any discussions, proposals or offers regarding (1) the purchase, issuance, grant, license or disposition of any Interests, Subsidiary Equity Interests or any other equity interests of the Company or any of the Company Subsidiaries, or of all or any portion of the assets of the Company or any Company Subsidiary or (2) any merger, consolidation, business combination, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary, in each case other than with Buyer or its Affiliates (each such transaction, a “Competing Transaction”), (ii) negotiate with or enter into any agreement or understanding with, or provide any information relating to the Company or any Company Subsidiary to, any other Person with respect to any Competing Transaction or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. None of the Sellers, the Company, any Company Subsidiary or any of their respective officers, managers, directors, Affiliates, employees or agents shall directly or indirectly authorize any other Representative to take any action prohibited under this Section 5.6. Sellers, the Company, the Company Subsidiaries and their respective officers, managers, directors, Affiliates, employees or agents will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted before the date of this Agreement with respect to any Competing Transaction for the duration of the Exclusivity Period. During the Exclusivity Period, the Company will promptly inform Buyer in detail of any offers, proposals or requests for information relating to any Competing Transaction made by any third party, including the material terms and identity of the party making such offer, proposal or request.

5.7	Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the date hereof through and including the first anniversary of the Closing Date, each of the Sellers shall provide to Buyer copies of, or shall provide Buyer and its representatives, agents and employees access to, the books and records and financial and other information with respect to the period of Sellers’ ownership, management, maintenance and operation of the Company and the Company’s Subsidiaries, and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of Sellers or any of their respective affiliates, agents, or accountants, to enable Buyer or its assignee and their outside, third party accountants (the “Accountants”), to prepare and file financial statements in compliance with any or all of (a) Rule 3-05 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended, required by the Securities and Exchange Commission (the “Commission”), (b) any other rule issued by the Commission and applicable to Buyer or its Affiliates, and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer or its Affiliates. Sellers shall allow Buyer’s auditors to conduct an audit of the income statements and balance sheets, if necessary, of the Business for the calendar prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate with and provide reasonable assistance to Buyer’s auditor and Accountants in the conduct of such audit (and, in the case of any required pro forma financial statements, reasonably cooperate with Buyer with respect to its preparation of pro forma financial statements). Without limiting the generality of the foregoing, Sellers agree to (i) provide to Buyer’s auditor a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate (the “Representation Letter”), signed by the individual(s) responsible for the Company’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which Representation Letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with clauses (a), (b) and (c) above, (ii) if requested by such auditor, provide to Buyer’s auditor historical financial statements for the Business, including income and balance sheet data for the Business, whether required before or after Closing, and (iii) to the extent that the Company’s financial statements have previously been audited, Sellers shall use commercially reasonable efforts to cause the auditor of the Company’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements and to provide Buyer and/or its affiliates appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. The provisions of this Section 5.7 shall survive Closing.

5.8	Company Indebtedness.

5.8.1	Sellers shall, and prior to the Closing shall cause the Company and each Company Subsidiary to, cooperate with Buyer in connection with Buyer’s assumption and/or refinancing (as determined by Buyer in its sole discretion) of the Indebtedness set forth in Section 5.8.1 of the Company Disclosure Schedule (the “Company-Level Indebtedness”), including (a) using their commercially reasonable efforts to promptly provide such financial and other pertinent information within the knowledge or possession of Sellers regarding the Company and any Company Subsidiary as may be reasonably requested by Buyer in connection therewith, (b) participating, cooperating with and taking any actions that are reasonable any customary to facilitate the assumption or refinancing of any Company-Level Indebtedness (including obtaining written consents and/or approvals from the applicable holder(s) of the Company-Level Indebtedness and the execution and delivery of such further instruments and documents as may be necessary or appropriate) and (c) providing prompt assistance and adequate personnel of the Company, the Company Subsidiaries or Sellers, as applicable, to Buyer in connection with the foregoing (including providing consent to Buyer to disclose any Confidential Information (as such term is defined in the Confidentiality Agreement) of the Company or any Company Subsidiary as may be required).

5.8.2	If requested in writing by Buyer, Sellers shall, and prior to the Closing shall cause the Company and each Company Subsidiary to deliver to Buyer (i) at least ten (10) Business Days prior to the Closing Date a draft payoff letter with respect to any item of Company-Level Indebtedness set forth in Section 5.8.2 of the Company Disclosure Schedule as so requested, and (ii) at least three (3) Business Days prior to the Closing Date, an executed copy of a payoff letter with respect to such Company-Level Indebtedness in customary form (collectively, the “Payoff Letters”), which Payoff Letters shall each (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the applicable Company-Level Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, such Company-Level Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of Sellers, the Company, and any of the Company Subsidiaries of such Company-Level Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Company-Level Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit on the Closing Date.

5.9	Non-Compete / Non-Solicitation / Right of First Opportunity.

5.9.1	For a period from the date of this Agreement until two (2) years after the Closing Date, each Seller shall not, and shall cause any Person acting on behalf of such Seller not to, directly or indirectly, (a) solicit, endeavor to entice away from the Company, Buyer or any of their respective Affiliates, offer employment or a consulting or other position to, hire, or otherwise interfere with the business relationship of the Company, Buyer or any of their respective Affiliates with, any of the employees of the Company, Buyer, or any of their respective Affiliates; provided, however, that nothing contained herein shall restrict the placement of general solicitations not directed specifically to such Persons or hiring of former employees that leave Company on their own accord without any encouragement from Sellers that departed at least three (3) months from the date of such hiring, and (b) engage in (including as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person or entity that engages in), the acquisition of land, or the development, construction or sale of entry-level residential properties, in each case, within the counties listed on Section 5.9.1 of the Company Disclosure Schedule (the items described in subclause (b) constituting the “Restricted Activities”); provided, however, a Seller shall be permitted to engage in such Restricted Activities with respect to the acquisition of or development of undeveloped land if: (i) a Seller has first provided Buyer written notice of the intent to acquire or develop such land, providing reasonable detail as to the details of such land and the identity of the owner or other proposed counterparty or partner entity (a “ROFO Notice”) and (ii) Buyer has not, within 30 days of receipt of such ROFO Notice, responded in writing to such Seller that Buyer intends to pursue an acquisition, development or other transaction involving such land.

5.9.2	Each Seller acknowledges and represents that: (a) such Seller has consulted with independent legal counsel regarding his or her rights and obligations under this Section 5.9; (b) such Seller fully understands the terms and conditions contained herein; and (c) the restrictions and agreements in this Section 5.9 are reasonable and necessary for the protection of the Company in all respects. If at any time a court or arbitrator’s award holds that the restrictions in this Section 5.9 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Sellers acknowledge that any breach or threatened breach of the provisions of this Section 5.9 by any Seller will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist.

5.9.3	From and after the date of this Agreement, none of the Sellers will, and no such Seller will cause their respective Affiliates to, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, that disparages, criticizes or is injurious to the reputation of the Company, Buyer, any of their respective Affiliates or any of their shareholders, partners, members, investors or Representatives.

5.10	Regulatory Matters. Subject to applicable Law, each Party will furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, and each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No Party will independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings with respect to any approvals required in connection with the Transaction. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.10 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors or other Representatives of the recipient, unless express written permission is obtained in advance from the source of the materials. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.10 in such a manner so as to preserve any applicable privilege. In the event that any Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transaction or any other transaction contemplated by this Agreement, or any other Transaction Document, the Parties will cooperate in all respects with each other and will use reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed, or overturned any Judgment, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

5.11	Cooperation with Title Insurance. The Sellers and the Company agree to cooperate with Buyer in obtaining such title insurance as Buyer may reasonably require, provided that Buyer shall be solely responsible for any and all costs and premiums for any such title policy commitments, policies and/or endorsements. Without limiting the foregoing, the Sellers and the Company agree to provide and deliver or cause to be provided or delivered such customary title company owner’s affidavits, indemnities (including “gap,” non-imputation, and mechanics liens), no-change affidavits with respect to surveys and other documents and instruments as may be reasonably required by any title insurance company selected by Buyer to issue any title policies and/or endorsements in connection therewith.

5.12	Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each Party hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other such Party may reasonably request, all at the sole cost and expense of the requesting Party. The Sellers acknowledge and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company or any Company Subsidiary; provided, however, pending the Determination Date, the Sellers shall retain the right to reasonable access to all such documents, books and records and other financial data relating to the Company and/or any Company Subsidiary that is necessary to the resolution of any Disputed Items, including electronic copies thereof. Buyer shall permit Sellers to have reasonable access and use of Joanne Ringrose for purposes of any post-Closing actions or reports needed as provided in this Agreement.

Article 6
CLOSING CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Transaction. The obligation of each Party to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, jointly by Sellers and Buyer:

6.1.1	Approvals. All Governmental Authorizations set forth on Section 6.1.1 of the Company Disclosure Schedule that are required to be filed or obtained prior to the Closing Date shall have been filed or obtained.

6.1.2	No Judgment. No Judgment shall have been entered in any Proceeding before any court or other Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or other Governmental Authority shall have been issued, which would have the effect of (a) making the Transaction illegal or (b) otherwise preventing the consummation of the Transaction.

6.2	Conditions to Obligations of Sellers and the Company. The obligation of Sellers and the Company to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

6.2.1	Representations and Warranties. (a) Each of the Fundamental Representations of Buyer and Parent shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates); and (b) the representations and warranties of Buyer and Parent contained in Article 4 shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein that would otherwise create a “double-materiality” standard thereunder) on and as of the date of this Agreement and on and as of the Closing Date, (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates).

6.2.2	Agreements and Covenants. Buyer and Parent shall have performed and complied with all of their respective covenants under this Agreement in all material respects through Closing.

6.2.3	Closing Certificate. The receipt by Sellers of a certificate, dated the Closing Date, signed by the appropriate Representative(s) of each of Buyer and Parent, confirming that each of the conditions specified in Section 6.3.1 and 6.3.2 are satisfied in all respects.

6.3	Conditions to Obligations of Buyer and Parent. The obligation of Buyer and Parent to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

6.3.1	Representations and Warranties. (a) Each of the Fundamental Representations of the Company and each of the Sellers shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein) on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates); and (b) each of the other representations and warranties of each of the Sellers set forth in Article 2 and the representations and warranties of the Company and Sellers set forth in Article 3 shall be true and correct in all material respects (without giving effect to any materiality or Material Adverse Effect qualifiers therein that would otherwise create a “double-materiality” standard thereunder, with the Parties agreeing that the defined term “Material Adverse Effect” in Section 3.10 and the use of the word “Material” in the defined term “Material Contract” as defined in Section 3.12 shall be given effect for all purposes thereunder) on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates).

6.3.2	Agreements and Covenants. Sellers, the Company and the Company Subsidiaries shall have performed and complied with all of their respective covenants under this Agreement in all material respects through the Closing.

6.3.3	No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect on the Company or the occurrence of any change, effect, event, occurrence, state of facts or development which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

6.3.4	Closing Certificate. The receipt by Buyer of a certificate, dated the Closing Date, signed by the appropriate Representative(s) of Sellers and the Chief Executive Officer of the Company, confirming that each of the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.3 are satisfied in all respects.

6.3.5	Other Seller Actions. All actions set forth in Section 6.3.5 of the Company Disclosure Schedule will have been satisfied by the Company or Sellers, as applicable, in a manner reasonably satisfactory to Buyer.

6.3.6	Third Party Consents. All consents set forth in Section 6.3.6 of the Company Disclosure Schedule will have been obtained by the Company or a Company Subsidiary and delivered to Buyer in form and substance reasonably satisfactory to Buyer.

6.3.7	Certificate of Manager. The receipt by Buyer of a certificate executed by the manager of the Company certifying: (a) to the validity of the Company’s and each Company Subsidiary’s certificate of incorporation, organization or formation (or equivalent document) and operating agreement (or equivalent document); (b) to the validity of the resolutions duly adopted by the Company’s manager and members authorizing the Company’s execution, delivery and performance of the Transaction Documents and the Transaction; and (c) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith.

6.3.8	Purchased Interests. Sellers shall have delivered to Buyer at the Closing the Interests purchased by Buyer as set forth hereunder, free and clear of all Liens.

6.3.9	Estimated Closing Statement. Sellers shall have delivered to Buyer the Estimated Closing Statement in accordance with the terms of this Agreement.

6.3.10	Resignations. The receipt by Buyer of duly executed letters of resignation of each officer, manager and director of the Company and the Company Subsidiaries, and each director of each of the Homeowner Associations, in each case, as requested by Buyer in writing in advance of the Closing, in form and substance reasonably satisfactory to Buyer, resigning from the positions held by such individuals as requested by Buyer in writing in advance of the Closing, and effective upon the Closing.

6.3.11	Good Standing. The delivery by Sellers of the respective good standing certificates (or equivalent document) for the Company and each Company Subsidiary in each of their respective jurisdictions of organization and in each jurisdiction where the Company and each Company Subsidiary is qualified to do business as a foreign organization, in each case dated within ten (10) days prior to the Closing Date.

6.3.12	FIRPTA Certificates. Each Seller shall deliver to Buyer a certificate, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that such Seller is not a “foreign person” within the meaning of Section 897 of the Code, Section 1446(f) of the Code and Treasury Regulation Section 1.1445-2(b) and an IRS form W-9 claiming a complete exemption from backup withholding.

6.3.13	Real Estate Matters. Since the date of this Agreement, there shall not have been a material adverse change in the physical condition of any Real Property that would render such Real Property unsuitable for its intended development as a residential project, and there shall not be any enacted or proposed building or utility hook-up moratoria, ordinances, laws or regulations, that were not existing as of the date of this Agreement and that would prohibit or materially delay or hinder the issuance of building permits or certificates of occupancy for residences planned to be construct on any of the Real Property. All Contracts for the acquisition of any Controlled Real Property shall remain in full force and effect and no default or potential default shall exist under any such Contract.

6.4	No Waiver. Notwithstanding anything to the contrary in this Agreement, if any of the conditions in Section 6.2 have not been satisfied, Sellers shall have the right to proceed with the Transaction without waiving any of their rights in this Agreement, and if the conditions specified in Section 6.3 have not been satisfied, Buyer shall have the right to proceed with the Transaction without waiving any of its rights in this Agreement.

Article 7
INDEMNIFICATION

7.1	Indemnification by Sellers. Subject to the terms of this Article 7, Tom Buescher severally, and each other Seller, severally and jointly, indemnifies and holds Buyer and its Affiliates and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

7.1.1	any breach or inaccuracy of any representation or warranty made by such Seller or by the Company in Article 2 and Article 3, as applicable, of this Agreement or any Transaction Document;

7.1.2	any breach, non-compliance or non-fulfillment of any covenant or obligation of the Company or Sellers under this Agreement or any Transaction Document;

7.1.3	(a) any Taxes of the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period; (b) any Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the Transaction) or any of their Affiliates for any Tax period; (c) any Taxes for which the Company or any of the Company Subsidiaries (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (d) any Taxes imposed on or payable by third parties with respect to which the Company or any Company Subsidiary has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (e) any Taxes, interest or penalties, in any case, imposed under or by operation of Code Section 409A (including via any state law) upon payments made in satisfaction of or otherwise with respect to any awards granted pursuant to the RSU Plan, in any case, that are paid or reimbursed by Parent, the Company or any of their Affiliates;

7.1.4	(i) any Transaction Expenses to the extent not taken into account for purposes of determining the Closing Date Purchase Price pursuant to Section 1.4 or (ii) any Related Party Note (provided that the Note Repayment Amounts paid by Buyer pursuant to Section 1.3 shall not be deemed Losses for purposes of this Section 7.1.4);

7.1.5	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transaction based upon any agreement, arrangement or understanding between the claimant and Sellers or any of its respective agents or Representatives or, prior to the Closing, the Company or any of its agents or Representatives;

7.1.6	to the extent arising or relating to the period on or prior to the Closing, any misclassification of any current or former service provider as employed or self-employed, employees or independent contractors and as exempt or non-exempt; to the extent arising or relating to the period on or prior to the Closing; and

7.1.7	any (i) construction defect or related claims with respect to any Legacy Home sold, or (ii) construction work completed or performed by or under the direction of the Company, any Company Subsidiary or any of their respective Affiliates, in each case, at any time on or prior to the Closing.

For purposes of determining whether a breach or inaccuracy of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded, except for the use of the defined term “Material Adverse Effect” in Section 3.7 or Section 3.10 and the use of the word “Material” in the defined term “Material Contract” as defined in Section 3.12, which shall not be disregarded.

7.2	Indemnification by Buyer and Parent. Subject to the terms of this Article 7, Buyer and Parent will jointly and severally indemnify and hold Sellers and their Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:

7.2.1	any breach or inaccuracy of any representation or warranty made by Buyer or Parent in Article 4 of this Agreement; and

7.2.2	any breach or non-fulfillment of any covenant or obligation of Buyer or Parent under this Agreement.

For purposes of determining whether a breach of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Seller Indemnified Party is entitled under this Article 7, the terms “material,” “Material Adverse Effect,” similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

7.3	Claims.

7.3.1	Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 7, the Indemnified Party will notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase). If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with the dispute resolutions terms of this Agreement.

7.3.2	Third Party Claims.

(a)	In order for an Indemnified Party to seek indemnification under this Article 7 with respect to any action, lawsuit, Proceeding, investigation or other claim brought against it by a third party (a “Third-Party Claim”), such Indemnified Party must give prompt written notice to the Indemnifying Party after receiving written notice of such Third-Party Claim, specifying the amount thereof (if known and quantifiable) and the basis of such claim; provided that, any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase). With respect to any Third-Party Claim which, if adversely determined, would entitle the Indemnified Party to indemnification pursuant to this Article 7, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first: (1) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations other than those set forth in Section 7.5) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim in accordance with the terms of this Agreement; and (2) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has sufficient resources to defend such Third-Party Claim and to satisfy its obligations to the Indemnified Party under this Article 7 in respect of such Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third-Party Claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim which, if adversely, determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Company, (D) seeks Losses in excess of the Cap or (E) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).

(b)	In the event that (i) the Indemnifying Party fails to elect to assume control of the defense of any Third-Party Claim in the manner set forth in Section 7.3.2(a) (ii) such Third-Party Claim is or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and consent to the entry of any Judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

(c)	If the Indemnifying Party is controlling the defense of any Third-Party Claim in accordance with Section 7.3.2(a), (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party’s claim for indemnification, (ii) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to or cease to defend such Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, the Indemnified Party shall have no obligation of any kind to consent to the entrance of any Judgment or into any settlement unless such Judgment or settlement (1) is for only money damages, the full amount of which shall be paid by the Indemnifying Party, (2) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any further liability or obligation with respect to such Third-Party Claim and (3) would not be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the Company.

(d)	Irrespective of which Party controls the defense of any Third-Party Claim, the other Parties to this Agreement will, and will cause any non-Party Affiliate to, cooperate with the controlling Party in such defense and make available to the controlling Party all witnesses, pertinent records, materials and information in such non-controlling Party’s possession or under its control relating thereto as is reasonably required by the controlling Party. The Parties agree that all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.4	Survival. Subject to the limitations contained in this Article 7, the representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall survive the execution and delivery of this Agreement or such Transaction Documents and the consummation of the Transaction. Notwithstanding anything herein to the contrary, Sellers will not be liable with respect to any claim for indemnification pursuant to Section 7.1.1 or Section 7.1.2 and neither Parent or Buyer will be liable with respect to any claim for indemnification pursuant to Section 7.2, unless written notice of such claim is delivered to Sellers or Buyer, as the case may be, prior to the applicable Survival Date (if any). For purposes of this Agreement, the term “Survival Date” shall mean such date which is eighteen (18) months after the Closing Date; provided that:

7.4.1	with respect to the representations and warranties set forth in Sections 3.9 (Liabilities), 3.17 (Environmental Matters) and 3.18 (Tax Matters), the Survival Date shall be the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled);

7.4.2	with respect to the Fundamental Representations (other than Section 3.9 (Liabilities)), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely; and

7.4.3	covenants and agreements shall survive the Closing until fully performed or observed in accordance with their terms and the Survival Date shall be the date of such performance or observance is fully performed or observed.

7.5	Certain Limitations on Indemnification.

7.5.1	Seller will have no obligation to indemnify the Buyer Indemnified Parties against Losses pursuant to this Article 7, unless the aggregate amount of such Losses exceeds $100,000.00 (the “Threshold”), in which case such Buyer Indemnified Parties will be entitled to indemnification from Sellers, as applicable, for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount not to exceed fifteen percent (15%) of the Base Purchase Price (the “Cap”); provided, however, that (i) the Threshold will not apply to Losses based on a breach or inaccuracy of a Fundamental Representation of Sellers or the Company, or any Losses pursuant to Sections 7.1.1 (solely with respect to any Fundamental Representation), 7.1.3, 7.1.4 and 7.10 for which, in each case, there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply) or towards the Threshold; provided, further, that all Losses to which the Buyer Indemnified Parties shall be entitled to indemnification from Sellers pursuant to Section 3.9.1 (Liabilities) shall not exceed twenty-five percent (25%) of the Base Purchase Price, and (ii) with respect to any Losses pursuant to Section 7.1.6, Buyer Indemnified Parties will be entitled to indemnification from Sellers for the full amount of all such Losses in excess of (A) $338,490 in the aggregate with respect to all Losses pursuant to Section 7.1.6 and (B) with respect to Losses related to any individual claim, the general legal reserve reflected on the Latest Balance Sheet for such claim, up to an amount not to exceed fifteen percent (15%) of the Base Purchase Price (the “Construction Defect Cap”). All Losses that are applied to the satisfaction of the Construction Defect Cap shall also apply to the satisfaction of the Cap but such Losses shall not count towards the Threshold.

7.5.2	Neither Buyer nor Parent will have any obligation to indemnify the Seller Indemnified Parties against Losses pursuant to this Article 7, unless the aggregate amount of such Losses exceeds the Threshold in which case such Seller Indemnified Parties will be entitled to indemnification from Buyer and Parent for the full amount of all such Losses from and including the first dollar of all such Losses up to an amount not to exceed the Cap; provided, however, that the Threshold will not apply to Losses based on a breach or inaccuracy of a Fundamental Representation of Buyer or Parent, or as provided in Section 7.10, for which, in each case, there will be no minimum threshold before recovery, and in each case, none of such Losses shall count towards the satisfaction of the Cap (and for which the Cap shall not apply). Other than with respect to Losses recoverable pursuant to Section 7.10, in no event shall Losses exceed the Base Purchase Price.

7.6	Certain Other Restrictions on Indemnification.

7.6.1	Notwithstanding anything contained in this Agreement to the contrary, no Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (a) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof (provided that this clause (a) shall not apply with respect to any Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period or allocable to the portion of a Straddle Period ending on the Closing Date) or (b) are duplicative of Losses that have previously been recovered hereunder.

7.6.2	The Parties agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Closing Date Purchase Price to the extent permitted by applicable Law.

7.7	Calculation and Mitigation of Losses.

7.7.1	The amount of Losses subject to indemnification pursuant to this Article 7 shall be reduced by any insurance proceeds received by the applicable Indemnified Party with respect to such Losses (net of any deductible, co-payment or increases in premium and all out of pocket costs related to such recovery) from any insurance carrier pursuant to any insurance coverage in place as of the date of this Agreement. If any insurance proceeds are subsequently recovered by the Indemnified Party from an insurance carrier after payment has been made by the Indemnifying Party to the Indemnified Party in accordance with this Article 7 with respect to the Losses to which such insurance recoveries relate, then the Indemnified Party shall promptly remit to the Indemnifying Party such insurance recoveries (net of any deductible, co-payment, or increases in premium and all out of pocket costs related to such recovery); provided that, in no event shall the Indemnified Party have any obligation hereunder (a) to remit to the Indemnifying Party any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses or (b) to make any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto (other than, in connection with recovery pursuant to Section 7.1.7, to use commercially reasonable efforts to seek to pursue claims under an applicable Listed Policy or Limited Warranty that existed as of the Closing and remains in effect).

7.7.2	To the extent that any Indemnifying Party has an indemnification obligation pursuant to this Article 7 to another Indemnified Party, such Indemnified Party may set off the amount of such indemnification obligation against any amounts then due and unpaid by such Indemnifying Party to such other Indemnified Party within the time period allowed for such payment. In addition, to the extent any Buyer Indemnified Party is entitled to an indemnification payment pursuant to this Article 7, such Buyer Indemnified Party may elect to have all or a portion of such amounts be satisfied through funds that remain available in the Indemnification Escrow Account (up to the Escrow Holdback Amount), subject to the terms set forth in Section 7.9.

7.7.3	In the event that the Closing occurs, each Seller agrees that such Seller will not seek, nor will they be entitled to, reimbursement or contribution from, subrogation to, or indemnification by, the Company or any Company Subsidiary under the applicable organizational documents, this Agreement, applicable corporate Laws or any other applicable Laws or otherwise, in respect of any amounts due from any Seller to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement. Each Seller further agrees not to make any claims against any director and officer insurance in respect of amounts due by Sellers to any Buyer Indemnified Party under this Article 7 or otherwise in connection with this Agreement.

7.7.4	The right to indemnification and the payment of Losses of any Buyer Indemnified Party pursuant to this Article 7, or the availability of any other remedies contemplated hereby or otherwise available to the Buyer Indemnified Parties at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Sellers or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Buyer Indemnified Party or its Affiliates, or the knowledge of any such Buyer Indemnified Party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents, with respect to the accuracy or inaccuracy of, or compliance or non-compliance with, any such representation, warranty, covenant, agreement or obligation at any time prior to or following the Party’s entrance into this Agreement.

7.8	Manner of Payment. Any indemnification payment made pursuant to this Article 7 shall be effected by wire transfer of immediately available funds to an account designated by the Seller Indemnified Party or Buyer Indemnified Party, as the case may be, within five (5) Business Days after the determination of the amount thereof, whether pursuant to a final Judgment, settlement or agreement among the Parties hereto (a “Finally Determined Claim”). To the extent that any Buyer Indemnified Party elects to have all or a portion of such amounts or Unpaid Reduction Amount be satisfied through funds that remain available in the Indemnification Escrow Account, Sellers and Buyer shall, within five (5) Business Days after the determination of a Finally Determined Claim, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the portion of the Escrow Holdback Amount from the Indemnification Escrow Account by wire transfer to an account designated in writing by Buyer.

7.9	Escrow Holdback Amount. On the six (6) month anniversary of the Closing Date, if no indemnification claim(s) have made by a Buyer Indemnified Party pursuant to this Article 7 prior to such date that, in the aggregate, relate to Losses reasonably estimated by Buyer in good faith to be in excess of $100,000, Buyer and Sellers shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Account, by wire transfer to each Seller to the account or accounts designated in writing by such Seller, an amount equal to such Seller’s Pro Rata Portion of one-half of the Escrow Holdback Amount. On the one (1) year anniversary of the Closing Date, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Account,, by wire transfer to each Seller to the account or accounts designated in writing by such Seller, an amount equal to such Seller’s Pro Rata Portion of (a) the remaining Escrow Holdback Amount, less (b) (i) any amounts of the Escrow Holdback Amount that any Buyer Indemnified Party has elected to have satisfied from the Escrow Holdback Amount with respect to any Finally Determined Claims pursuant to this Article 7 or to offset any Unpaid Reduction Amount, and (ii) an amount reasonably estimated by Buyer to cover any unresolved claims for which any Buyer Indemnified Party has delivered written notice to Sellers prior to the first anniversary of the Closing Date (the “Open Claims”). Following the one (1) year anniversary of the Closing Date, after the determination of the amount of the indemnification payments payable with respect to the Open Claims, either pursuant to a final Judgment, settlement or agreement among the Parties hereto, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Indemnification Escrow Account, by wire transfer of immediately available funds, in each case, to each Seller to the account or accounts designated in writing by such Seller, such Seller’s Pro Rata Portion of the balance, if any, of any remaining portion of the Escrow Holdback Amount that has not been used to satisfy indemnification claim(s) made by a Buyer Indemnified Party pursuant to this Article 7 (including any amounts that remain subject to Open Claims) or to offset any Unpaid Reduction Amount. Buyer, the Parent and Sellers agree and acknowledge that the right to receive indemnification from the Escrow Holdback Amount shall not be deemed to limit the Buyer Indemnified Parties’ rights to receive indemnification from Sellers pursuant to this Article 7 or any other remedies to which any Buyer Indemnified Party is entitled in any respect. For the avoidance of doubt, a Buyer Indemnified Party must first seek indemnification pursuant to this Article 7 from the Escrow Holdback Amount remaining in the Indemnification Escrow Account (if any) before seeking indemnification from the Sellers directly.

7.10	Special Rule for Fraud. Notwithstanding anything in this Article 7 to the contrary, in the event of any breach of a representation, warranty, covenant, agreement or obligation by any Party hereto that results from intentional misrepresentation or willful misconduct or constitutes fraud, by or on behalf of (a) any Seller (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of any Seller, the Company or any Company Subsidiary in connection with the consummation of the Transaction and/or the Transaction Documents) or (b) Buyer or Parent (including any intentional misrepresentation, willful misconduct or fraudulent act committed by any Affiliate, officer, director, employee or agent of Buyer or Parent or any willful misconduct on the part of any of them in connection with the consummation of the Transaction and/or the Transaction Documents), then (x) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the Transaction and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 7.4, (y) the limitations set forth in this Article 7 shall not apply to any Loss that the Buyer Indemnified Parties or the Seller Indemnified Parties, respectively, may suffer, sustain or become subject to, as a result of, arising out of, relating to, or in connection with, any such breach and (z) none of such Losses shall be subject to or shall count towards the satisfaction of the Cap or the Construction Defect Cap.

7.11	Exclusive Remedy. The Parties hereto hereby agree that, from and after the Closing Date, the indemnification provisions set forth in this Article 7 are the sole and exclusive provisions in this Agreement with respect to the liability of Sellers, Parent or Buyer for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any claims for breach of any representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any Law or legal theory applicable thereto; provided that nothing herein shall preclude any Party from (a) seeking any remedy based upon fraud, intentional misrepresentation or willful or criminal misconduct by any other Party hereto (including, without limitation, any fraud, intentional misrepresentation or willful or criminal misconduct committed by any officer, director, employee or agent of any Seller, the Company or any Company Subsidiary in connection with the consummation of the Transaction) or (b) enforcing its right to specific performance of post-Closing covenants, agreements or other post-Closing obligations pursuant to Section 9.14.

Article 8
TERMINATION

8.1	Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

8.1.1	by mutual written consent of Buyer and Sellers;

8.1.2	by Buyer if either (a) there has been a breach of any representation or warranty of Sellers or the Company contained in Article 2 and Article 3, as applicable, or (b) any of Sellers or the Company have breached or violated any covenant of Sellers or the Company contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.3 and (z) cannot be, or has not been, cured by the date that is fifteen (15) Business Days after Buyer notifies Sellers in writing of the breach or violation; provided, that Buyer will not be permitted to terminate this Agreement under this Section 8.1.2 if Buyer is then in material breach of this Agreement;

8.1.3	by Sellers if either (a) there has been a breach of any representation or warranty of Buyer or Parent contained in Article 4 of this Agreement or (b) Buyer has breached or violated any covenant of Buyer contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.2 and (z) cannot be, or has not been, cured by the date that is (15) Business Days after Sellers notify Buyer in writing of such breach or violation; provided, that Sellers will not be permitted to terminate this Agreement under this Section 8.1.3 if the Company or any Seller is then in material breach of this Agreement; or

8.1.4	by either Buyer or Sellers upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any Judgment, enacted any Law or taken any other action which, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of the Transaction.; or

8.1.5	by either Buyer or Sellers, if the Closing does not occur on or before June 30, 2021 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this clause will not be available to any Party whose breach of any provision of this Agreement was the primary cause of the failure of the Transaction to be consummated by the Termination Date.

8.2	Notice of Termination; Effect of Termination. If Buyer or Sellers terminate this Agreement pursuant to this Article 8, then: (a) written notice thereof will be promptly given to the other Party(ies), (b) the Transaction will be terminated, (c) the Parties will cooperate to withdraw, to the extent practicable, all filings, applications, and other submissions made pursuant to this Agreement from the Governmental Authority, agency or other Person to which made, (d) the Purchase Price Deposit shall be paid to the Party entitled to same as provided in and subject to the terms of Section 1.5, and (e) this Agreement will be void and of no further force or effect, other than the provisions of Section 1.6, Article 7, this Article 8 or Article 9, and Exhibit A, each of which, will survive any such termination and remain in full force and effect. Nothing in this Agreement will be deemed to release any Party from any liability for any breach by such Party of this Agreement prior to such termination for fraud, or to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement.

Article 9
MISCELLANEOUS

9.1	Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.

9.2	Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Buyer or Parent (or, following the Closing, the Company):

Landsea Homes Corporation
660 Newport Center Drive, Suite 300
Newport Beach, CA 92660
Attn: Chief Legal Officer
Email: ftenerelli@landseahomes.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attn: Cary Hyden
Email: cary.hyden@lw.com

If to Sellers:

Keith Buescher

6925 S Tropical Trail

Merritt Island, FL 32952

Email:

Scott Buescher

743 Glengarry Dr.

Melbourne, Florida 32940

Email:

Susan Girard

3561 Durksly Drive

Melbourne, FL 32940

Email:

Linda Swain

112 Rosa Bella View

Debary, FL 32713

Email:

Tom Buescher

11055 Gaither Farm Rd

Ellicott City, MD 21042

E-mail: tbuescher1@gmail.com

With a copy (which will not constitute notice) to:

Shuffield, Lowman & Wilson, P.A.
1000 Legion Place, Suite 1700
Orlando, FL 32801
Attn: William R. Lowman

Email: Wlowman@shuffieldlowman.com

Any Party may at any time change the address to which notices may be sent under this Section 9.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 9.2.

9.3	Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of Sellers (provided that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee).

9.4	Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and Sellers. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

9.5	Interpretation.

9.5.1	Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (b) the word “or” will be inclusive and not exclusive, (c) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is incorporated by reference and made a part of this Agreement for all purposes, (d) each reference to “herein” means a reference to “in this Agreement,” (e) each reference to “herein” means a reference to “in this Agreement,” (f) each reference to “$” or “dollars” will be to United States dollars, (g) each reference to “days” will be to calendar days and (h) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented or otherwise modified from time to time.

9.5.2	The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

9.6	Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the Laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction (except that the provision of the laws of Florida shall apply with respect to any provisions set forth herein where such laws are mandatorily applicable to the transactions contemplated hereby).

9.7	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.8	Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if subject matter jurisdiction in that court is not available, in the United States District Court for the District of Delaware or, if neither the Court of Chancery of the State of Delaware nor the United States District Court for the District of Delaware has subject matter jurisdiction, the Superior Court of the State of Delaware) for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 9.8, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or Judgment issued by one of the above-named courts.

9.9	Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9.10	Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

9.11	Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 5.5 or Article 7, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.12	Entire Agreement. This Agreement, together with the Buyer Disclosure Schedule, the Company Disclosure Schedule, the exhibits hereto, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

9.13	Disclosure Schedules. Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement. Any exception or qualification set forth on the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to other applicable representations, warranties and covenants contained in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable thereto. The inclusion of any matter or item in the Company Disclosure Schedule shall not (a) be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose or (b) constitute, or be deemed to be, an admission to any third party concerning such information. The reference to any document in the Disclosure Schedule is deemed to include any and all exhibits, schedules, amendments, supplements, annexes and other attachments to such document to the extent such exhibits, schedules, amendments, supplements, annexes or other attachments have been previously made available to the applicable Party. Matters reflected in the Company Disclosure Schedule are not necessarily limited to the matters required by this Agreement to be disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

9.14	Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or Proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that Party agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

COMPANY

Mercedes Premier Homes, LLC

By:	/s/ Keith Buescher
Name:	Keith Buescher
Title:	Manager

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SELLERS

By:	/s/ Keith Buescher
Name:	Keith Buescher

By:	/s/ Susan Girard
Name:	Susan Girard

By:	/s/ Scott Buescher
Name:	Scott Buescher

By:	/s/ Linda Swain
Name:	Linda Swain

By:	/s/ Tom Buescher
Name:	Tom Buescher

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

PARENT

Landsea Homes Corporation

By:	/s/ John Ho
Name:	John Ho
Title:	Chief Executive Officer

BUYER

LANDSEA HOMES US CORPORATION

By:	/s/ John Ho
Name:	John Ho
Title:	Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

“Accounting Principles” means GAAP, as applied using the same accounting policies, procedures, methods, practices, categories, estimates, judgments and assumptions, with consistent classifications, judgments and valuation and estimation methods, as those used in the preparation of the Financial Statements. For the avoidance of doubt, calculations made in accordance with the Accounting Principles shall be based exclusively on the facts and circumstances as they exist as of immediately prior to the Closing and shall exclude any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, or otherwise give effect to the consummation of the transactions contemplated by this Agreement (including the payment of cash in respect to the Base Purchase Price or the Adjustment Amount, or any financing transactions in connection with this Agreement, including the repayment of any Company-Level Indebtedness).

“Accounts Receivable” means any accounts receivable, calculated in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any Company Subsidiary will be considered an Affiliate of Sellers following the Closing.

“Base Purchase Price” means Fifty-Four Million Six Hundred Thousand Dollars ($54,600,000).

“Business” means the business and operations of the Company or any Company Subsidiary, as applicable, as conducted as of the date hereof and the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California, New York or Florida are authorized or required by law to close.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“Cash” means the aggregate cash and cash equivalents, calculated in accordance GAAP.

“Closing Date Purchase Price” means an amount equal to

(a)                 the Base Purchase Price;

(b)                less the sum of (i) the Closing Transaction Expenses, (ii) the Note Repayment Amounts, and (iii) the Escrow Holdback Amount.

EXHIBIT A

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement, effective as of September 15, 2020, by and between Parent and the Company.

“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by Sellers, the Company or any Company Subsidiary from, filed by Sellers, the Company or any Company Subsidiary with, or delivered by Sellers, the Company or any Company Subsidiary to, any Person in connection with the consummation of the Transaction.

“Contract” means any contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement, whether written or oral.

“Copyrights” means all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to Laws of a jurisdiction outside of the United States), (b) each employment, consulting, advisor or other service agreement or arrangement, (c) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (d) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (e) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and (f) each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by any of the Company or any Company Subsidiary or under which any of the Company or any Company Subsidiary has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors or the spouses, beneficiaries or other dependents thereof. For the avoidance of doubt, “Employee Benefit Plan” shall include any plan sponsored or maintained by any professional employer organization in which the Company or any Company Subsidiary or any of their respective employees participate.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

EXHIBIT A

“Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or such replacement escrow agent as may be mutually agreed upon by Buyer and the Sellers.

“Estimated Closing Date Purchase Price” means an amount equal to:

(a)                 the Base Purchase Price;

(b)                 less the sum of (i) the Estimated Closing Transaction Expenses, (ii) the Note Repayment Amounts, and (iii) the Escrow Holdback Amount.

“Fundamental Representations” means (i) with respect to Sellers, the representations of each Seller set forth in Sections 2.1 (Power and Authorization; Enforceability), 2.3 (Ownership) and 2.5 (Brokers), (ii) with respect to the Company, the representations of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.3 (No Violation or Conflict; Consents), 3.4 (Capitalization and Related Matters), 3.5 (Subsidiaries; Investments), 3.9.1 (Liabilities), 3.11.1 (Owned Real Property), 3.11.2 (Controlled Real Property), and 3.20 (Brokers) and (iii) with respect to Buyer, the representations and warranties of Buyer set forth in Sections 4.1 (Organization and Good Standing), and 4.2 (Power and Authorization; Enforceability).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, as applied in a manner consistent with the Accounting Principles.

“Governmental Authority” means (a) the United States federal government or the government of any other country, (b) the government of any state, commonwealth, province, county, city, territory or possession or (c) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in clauses (a) and (b).

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

EXHIBIT A

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyl, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto, and any applicable comparable state, local and foreign Laws relating to privacy, data security or data protection.

“Indebtedness” means any of the following indebtedness of any Person (whether or not contingent and including all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the Ordinary Course; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (i) any liability or obligation of others guaranteed by, or secured by, any Lien on the assets of, such Person.

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either the Company and the Company Subsidiaries or Buyer and its Subsidiaries in the preceding two (2) years.

“Indemnification Escrow Agreement” shall mean an escrow agreement, to entered into by Escrow Agent, Buyer and each of the Sellers (with Keith Buescher acting as the representative of the Sellers), on substantially similar terms to the Deposit Escrow Agreement, except as mutually agreed by the Parties.

“Intellectual Property” means all worldwide common Law and statutory rights in, to or associated with: (a) Patents; (b) Trademarks; (c) Internet domain names; (d) Copyrights, including in computer software and databases; (e) registrations and applications for any of the foregoing clauses (a) through (d); (f) trade secrets; and (g) all other intellectual property and proprietary rights.

EXHIBIT A

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Knowledge” as used in this Agreement, whether or not capitalized, means (i) an individual’s actual awareness of a particular fact or other matter or (ii) a particular fact or other matter that a prudent individual could be expected to discover or otherwise become aware of upon reasonable inquiry. A Person (other than a natural person) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, manager, member, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. The Parties agree that the fact an individual is deemed a Knowledge party in and of itself does not impose personal liability on such individual. For purposes of this Agreement, Knowledge of the Company or the Sellers shall include the Knowledge of Keith Buescher, Linda Swan, Susan Girard and Scott Buescher and Tom Buescher.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions), other order or other requirement or rule of law of any Governmental Authority (including securities Laws or rules or regulations of any United States or foreign securities exchange).

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, covenant, condition, restriction, encumbrance, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to equity interests, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all direct or indirect losses, damages, Taxes, liabilities, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, (a) results in, or could reasonably be expected to result in, a material adverse effect on the business, results of operations, condition (financial or otherwise), prospects, assets, or liabilities of such Person and its Subsidiary, taken as a whole, except to the extent resulting from: (i) any change in economic or market conditions generally or capital, credit and financial markets generally; (ii) changes generally affecting the industry in which such Person and its Subsidiaries operate; (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof; (iv) any changes in applicable Law or accounting rules or principles, including changes in GAAP; (v) any other action required by this Agreement or the other Transaction Documents; (vi) a global pandemic; or (vii) the announcement of the Transaction, in each case, only to the extent, that they have a substantially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of such Person to consummate the Transaction.

EXHIBIT A

“Ordinary Course” means in the ordinary course of Business, consistent with past practices.

“Patents” means all worldwide issued patents and pending patent applications, patent disclosures and rights related thereto.

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities Law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in the financial statements of the Company accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Real Property so encumbered or the Company and the Company Subsidiaries, taken as a whole; (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property which are not violated by the current or planned use and operation of such Real Property; (e) covenants, easements and restrictions of record, matters of plat and other matters which do not prohibit the current or planned use and operation of such Real Property (only to the extent reflected on the applicable title policy for such Real Property); (f) oil, gas and mineral rights of record if there is no right of entry (only to the extent reflected on the applicable title policy for such Real Property); (g) Liens listed on Section A-1 of the Company Disclosure Schedule; and (h) Liens created by this Agreement, in connection with the Transaction or by the actions of Buyer.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Post-Closing Straddle Period” means the portion of the Straddle Period that extends from the Closing Date to the end of the Straddle Period.

“Pre-Closing Straddle Period” means the portion of the Straddle Period that extends before the Closing Date through the Closing Date.

“Pre-Closing Tax Period” means any period ending on or before (and including) the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pro Rata Portion” means with respect to each Seller, the percentage set forth opposite such Seller’s name on Section A-2 of the Company Disclosure Schedule

“Proceeding” means any action, arbitration, audit, hearing, inquiry, proceeding, audit, examination, charge, demand, notice of violation, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

EXHIBIT A

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Qualifying Termination” means a bona fide termination of this Agreement by Sellers in accordance with its terms pursuant to (a) Section 8.1.3 or (b) Section 8.1.5 (provided that, for purposes of subclauses (a) or (b), Buyer was not otherwise entitled to terminate this Agreement pursuant to Article 8 at the time of such termination).

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company or any Company Subsidiary; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Related Party Notes” means those notes listed on Section A-3 of the Company Disclosure Schedule.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“RSU Plan” means the Vintage Estate Homes (a/k/a Mercedes Premier Homes, LLC) Restricted Units Plan, as may be amended.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

EXHIBIT A

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding equity interests or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, equity interests or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency) and, for this purpose, a Person owns more than fifty percent (50%) of the outstanding equity interests or other ownership interests (other than a corporation) if such Person shall be allocated more than fifty percent (50%) of such entity’s gains or Losses or shall be or control any managing director or general partner of such entity; provided, however in no event shall any Homeowner Association be considered a Subsidiary.

“Tax” or “Taxes” means all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, transaction privilege, ad valorem, transfer, franchise, speculative builder, license, equity interest, escheat, withholding, social security, unemployment, disability, or windfall profit taxes, alternative or add-in minimum taxes, or other taxes of any kind whatsoever, together with any interest and any penalties and additions to tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Agreement” means a Tax sharing agreement, Tax allocation agreement, Tax indemnity or other agreement, the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the assessment, imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names.

“Transaction Documents” means this Agreement, the Company Disclosure Schedule, the Seller Disclosure Schedule, and the other agreements, certificates, schedules and documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.

EXHIBIT A

“Transaction Expenses” means, without duplication, the sum of any fees, costs and expenses incurred or to be incurred, directly by the Company or any Company Subsidiary in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance and consummation of the Transaction, whether paid or payable, including (a) fees, costs and expenses of Company’s legal counsel, accountants, investment bankers, brokers or other Representatives and consultants, appraisal fees, costs and expenses, and fees, costs and expenses related to obtaining requisite consents, approvals or waivers, (b) any transaction bonuses, retention payments or change of control payments or other extraordinary compensation paid or payable by the Company or any Company Subsidiary to a service provider of the Company or any Company Subsidiary (including Sellers) in connection with the drafting, negotiation, execution, delivery of this Agreement and the other Transaction Documents and the performance and consummation of the Transaction (including any payments pursuant to “double-trigger” arrangements resulting in payments and/or benefits provided upon a termination of employment on or following the consummation of the Closing), any other extraordinary compensation paid or payable by the Company or any Company Subsidiary to a service provider of the Company or any Company Subsidiary, and the employer portion of any employment Taxes that are incurred by the Company or any Company Subsidiary in connection with the payment of any amounts described in this subclause (b), and (c) the value or amount of any distributions of assets (including cash except for distributions to the Sellers permitted pursuant to Section 5.2(a) which shall not be included as Transaction Expenses) of the Company or any Company Subsidiary made in connection with the execution of this Agreement to Sellers or any of their respective Affiliates or other related parties of Sellers. Notwithstanding anything to the contrary set forth above, Transaction Expenses shall not include the payments set forth on Section A-4 of the Company Disclosure Schedule or the Note Repayment Amounts.

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section
Accountants	Section 5.7
Adjustment Amount	Section 1.4.5
Agreement	Preamble
Buyer	Preamble
Buyer Party	Article 4
Buyer Indemnified Party	Section 7.1
Cap	Section 7.5.1
Closing	Section 1.1
Closing Undistributed Cash	Section 1.4.2
Closing Date	Section 1.1
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Commission	Section 7.5.1

EXHIBIT A

Company	Preamble
Company-Level Indebtedness	Section 5.8.1
Company Subsidiary	Section 3.5.1
Competing Transaction	Section 5.6
Company Transaction Documents	Section 3.2
Competing Transaction	Section 5.6
Construction Defect Cap	Section 7.5.1
Determination Date	Section 1.4.4
Deposit Dispute Notice	Section 1.5.2
Deposit Dispute Window	Section 1.5.2
Disputed Items	Section 1.4.3
Escrow Agent	Recitals
Escrow Agreement	Recitals
Escrow Holdback Amount	Section 1.7
Estimated Closing Statement	Section 1.4.1
Estimated Closing Transaction Expenses	Section 1.4.1
Exception Claim	Section 7.3.2(a)
Exclusivity Period	Section 5.6
Existing Escrow Agreement	Recitals
Existing Escrow Deposit	Recitals
Financial Statements	Section 3.8
Indemnified Party	Section 7.3.1
Indemnifying Party	Section 7.3.1
Interests	Recitals
Legacy Homes	Section 3.11.3
Latest Balance Sheet	Section 3.8
Latest Balance Sheet Date	Section 3.8
Leased Real Property	Section 3.11.3
Legacy Homes	Section 3.13
Listed Policy	Section 3.13
Material Contracts	Section 3.12.1
Most Recent Fiscal Year End	Section 3.8
Open Claims	Section 7.9
Owned Real Property	Section 3.11.1
Parent	Preamble
Party	Preamble
Payoff Amount	Section 5.8.2
Payoff Letters	Section 5.8.2
Permit	Section 3.14
Pre-Closing Tax Refund	Section 5.5.3
Prevailing Party	Section 1.5.2
Purchase Price Allocation Schedule	Section 5.5.6(a)
Purchase Price Deposit	Section 1.5.1
Purchase Price Escrow Account	Section 1.5.1
Qualifying Termination Notice	Section 1.5.21.5.2

EXHIBIT A

Real Property	Section 3.11.3
Real Property Leases	Section 3.11.3
Representation Letter	Section 5.8
Resolution Period	Section 1.4.3
Restricted Activity	Section 5.9.1
ROFO Notice	Section 5.9.1
Scheduled Intellectual Property	Section 3.14.1
Seller Indemnified Party	Section 7.2
Seller Transaction Documents	Section 2.1
Shortfall Amount	Section 1.4.5
Statement Dispute Notice	Section 1.4.3
Straddle Period Tax Return	Section 5.5.1(c)
Subsidiary Equity Interest	Section 3.5.2
Survival Date	Section 7.4
Tax Contest	Section 5.5.2
Termination Date	Section 8.1.5
Third-Party Claim	Section 7.3.2
Threshold	Section 7.5.1
Transaction	Recitals
Unpaid Reduction Amount	Section 1.4.5
Unresolved Items	Section 1.4.4

EXHIBIT A